EXHIBIT 10.3

$235,000,000

CREDIT AGREEMENT

among

AVG HOLDING COÖPERATIEF U.A. and

AVG TECHNOLOGIES N.V.,

as Borrowers,

The Several Lenders from Time to Time Party Hereto,

MORGAN STANLEY SENIOR FUNDING, INC.,

as Syndication Agent,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of March 15, 2011

J. P. MORGAN SECURITIES LLC and MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Lead Arrangers and Joint Bookrunners

i

SCHEDULES:

1.1A	Term Commitments
1.1B	Mandatory Costs
1.1C	Intellectual Property
1.1D	Immaterial Subsidiaries
1.1E	Permitted Restructuring
3.1(b)	Certain Transaction Costs and Tax Claims
3.4	Consents, Authorizations, Filings and Notices
3.14	Subsidiaries; Stock Options
3.18	Filings and Filing Offices
5.16	Post-Closing Deliverables
6.2(d)	Existing Indebtedness
6.3(f)	Existing Liens

EXHIBITS:

A	Form of Guaranty
B	Form of Compliance Certificates
C	Form of Closing Certificate
D	Form of Assignment and Assumption
E-1	Form of Legal Opinion of Baker & McKenzie LLP
E-2	Form of Legal Opinion of Baker & McKenzie Amsterdam N.V.
F	Form of Joinder Agreement
G	Form of U.S. Collateral Agreement
H	Form of Intercompany Note

CREDIT AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of March 15, 2011, among AVG HOLDING COÖPERATIEF U.A., a cooperative (coöperatie) organized and existing under the laws of The Netherlands, having its statutory seat in Amsterdam, The Netherlands and registered with the trade register of the Chamber of Commerce in The Netherlands under number 52197204 (“AVG Holding”), AVG TECHNOLOGIES N.V., a public limited liability company (naamloze vennootschap) organized and existing under the laws of The Netherlands, having its statutory seat in Amsterdam, The Netherlands and registered with the trade register of the Chamber of Commerce in The Netherlands under number 34231583 (“AVG Technologies”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC., as syndication agent (in such capacity, the “Syndication Agent”), and JPMORGAN CHASE BANK, N.A., as administrative agent.

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%, (c) the Eurodollar Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day, and (d) 2.50% per annum. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Acceptable Jurisdiction”: the government of a sovereign country that is a member of the OECD or the European Union and has a rating for its long-term unsecured and non credit-enhanced debt obligations of A or higher by S&P or A2 or higher by Moody’s.

“Acquired Business or Entity”: either (a) the assets constituting a business unit, line of business or division of any Person that is not already a Subsidiary of a Borrower or (b) all of the Capital Stock of any such Person, which Person shall, as a result of the acquisition of such Capital Stock, become a Subsidiary of a Borrower (or shall be merged with and into a Borrower or merged with a Subsidiary of a Borrower as contemplated by the definition of “Permitted Acquisition”).

“Acquired EBITDA”: for any Acquired Business or Entity for any period, the Consolidated EBITDA as determined for such Acquired Business or Entity for such period on a basis substantially the same (with necessary reference changes) as provided in the definition of “Consolidated EBITDA,” except that (a) all references therein and in the component definitions used in determining Consolidated EBITDA to a “Borrower” or a “Subsidiary of a Borrower” shall be deemed to be references to the respective Acquired Business or Entity and (b) the adjustments contained in clause (f) of the definition of “Consolidated EBITDA” shall not be made.

“Administrative Agent”: JPMorgan Chase Bank, N.A., together with its affiliates, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with its successors.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote more than 15% of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent Indemnitee”: as defined in Section 8.7.

“Agents”: the collective reference to the Syndication Agent and the Administrative Agent.

“Agreement”: as defined in the preamble hereto.

“Applicable Margin”: a rate per annum equal to (a) with respect to ABR Loans, 5.00% and (b) with respect to Eurodollar Loans, 6.00%.

“Approved Fund”: as defined in Section 9.6.

“Arbitration Court”: as defined in Section 9.12(c).

“Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clause (a), (b), (c) or (d) of Section 6.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $2,500,000.

“Assignee”: as defined in Section 9.6.

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit D.

“Available Amount”: as of any date, an amount (which shall not be less than zero) determined on a cumulative basis equal to, without duplication:

(a) the sum of:

(i) an amount equal to 50% of Consolidated Net Income for the period commencing on the Closing Date and ending on the date of determination;

(ii) (A) at all times while AVG Holding exists as a separate legal entity and has not been subject to the Borrowers’ Consolidation pursuant to and in accordance with the Permitted Restructuring, the cumulative amount of the Net Cash Proceeds received after the Closing Date that have been contributed as a capital contribution to AVG Holding, or otherwise received by AVG Holding in respect of the issuance of Capital Stock (other than Disqualified Capital Stock) by AVG Holding (solely to the extent such Net Cash Proceeds are immediately contributed to AVG Technologies), but excluding any such sale or issuance by AVG Holding of its Capital Stock upon exercise of any warrant or option to directors, officers or employees of any Group Member, and in each case excluding Permitted Cure Securities and any capital contribution made in connection with any exercise of the Cure Right, provided that such Net Cash Proceeds were not obtained in connection with the Transaction, or (B) at all times after the Borrowers’ Consolidation pursuant to and in accordance with the Permitted Restructuring, the cumulative amount of the Net Cash Proceeds received after the Closing Date that have been contributed as a capital contribution to the Surviving Borrower, or otherwise received by the Surviving Borrower in respect of the issuance of Capital Stock (other than Disqualified Capital Stock) by the Surviving Borrower, but excluding any such sale or issuance by the Surviving Borrower of its Capital Stock upon exercise of any warrant or option to directors, officers or employees of any Group Member, and in each case excluding Permitted Cure Securities and any capital contribution made in connection with any exercise of the Cure Right, provided that such Net Cash Proceeds were not obtained in connection with the Transaction; and

(iii) an amount equal to any cash actually received by a Borrower or any Subsidiary in respect of any Investments made pursuant to Section 6.7(l) to the extent constituting a return of capital or other return with respect to such Investment; provided that in no case shall such amount exceed the amount of such Investment made pursuant to Section 6.7(l);

minus

(b) the sum of:

(i) the cumulative amount of Restricted Payments made after the Closing Date in reliance on Section 6.6(e);

(ii) the cumulative amount of the Available Amount used after the Closing Date to make optional prepayments pursuant to Section 2.5; and

(iii) the cumulative amount of Investments made after the Closing Date in reliance on Section 6.7(l).

“AVG Holding”: as defined in the preamble hereto.

“AVG Technologies”: as defined in the preamble hereto.

“Benefitted Lender”: as defined in Section 9.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowers”: (a) at all times while AVG Technologies exists as a separate legal entity and has not been subject to the Borrowers’ Consolidation pursuant to and in accordance with the Permitted Restructuring, AVG Technologies, (b) at all times while AVG Holding exists as a separate legal entity and has not been subject to the Borrowers’ Consolidation pursuant to and in accordance with the Permitted Restructuring, AVG Holding and (c) at any time after the consummation of the Borrowers’ Consolidation, the Surviving Borrower.

“Borrowers’ Consolidation”: as defined in Schedule 1.1E.

“Borrowing Date”: any Business Day specified by a Borrower as a date on which such Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 3.16(b).

“Business Day”: any day that is not a Saturday, Sunday or other day on which commercial banks in New York City and/or Amsterdam, The Netherlands are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under IFRS on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under IFRS and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with IFRS.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or an Acceptable Jurisdiction or issued by any agency of either thereof that is backed by the full faith and credit of the United States or such Acceptable Jurisdiction (as the case may be), in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States, any state thereof or any Acceptable Jurisdiction having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government or an Acceptable Jurisdiction; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Change in Control”: (a)(i) at all times while AVG Holding exists as a separate legal entity and has not been subject to the Borrowers’ Consolidation pursuant to and in accordance with the Permitted Restructuring, AVG Holding at any time shall cease to legally or beneficially own 100% of the Capital Stock of AVG Technologies or such lesser percentage resulting from the exercise of stock options with respect to the Capital Stock of AVG Technologies set forth on Schedule 3.14 as of the Closing Date and similar stock options issued after the Closing Date in the ordinary course of business, provided that such lesser percentage resulting from the exercise of all stock options shall not be less than 74% of the Capital Stock of AVG Technologies at any time, and (ii) at any time after the consummation of the Borrowers’ Consolidation, the Surviving Borrower at any time shall cease to legally or beneficially own 100% of the Capital Stock of New Dutch Holdco, (b) the Permitted Investors (collectively) shall fail to, directly or, at all times while AVG Holding exists as a separate legal entity and has not been subject to the Borrowers’ Consolidation pursuant to and in accordance with the Permitted Restructuring, through AVG Holding, (i) own, or to have the power to vote or direct the voting of, Capital Stock of (A) at all times while AVG Technologies exists as a separate legal entity and has not been subject to the Borrowers’ Consolidation pursuant to and in accordance with the Permitted Restructuring, AVG Technologies or (B) after the Borrowers’ Consolidation pursuant to and in accordance with the Permitted Restructuring, the Surviving Borrower, in each case, representing more than 30% of the voting power of the total outstanding Capital Stock of AVG Technologies or the Surviving Borrower, as applicable, or (ii) own Capital Stock representing more than 30% of the total economic interests of the Capital Stock of (A) at all times while AVG Technologies exists as a separate legal entity and has not been subject to the Borrowers’ Consolidation pursuant to and in accordance with the Permitted Restructuring, AVG Technologies or (B) after the Borrowers’ Consolidation pursuant to and in accordance with the Permitted Restructuring, the Surviving Borrower, (c) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Investors, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such “person” or “group” shall be deemed to have “beneficial ownership” of all securities that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a percentage of the aggregate outstanding Capital Stock of (i) at all times while AVG Technologies exists as a separate legal entity and has not been subject to the Borrowers’ Consolidation pursuant to and in accordance with the Permitted Restructuring, AVG Technologies or (ii) after the Borrowers’ Consolidation pursuant to and in accordance with the Permitted Restructuring, the Surviving Borrower, in each case, representing more than the aggregate percentage of the aggregate outstanding Capital Stock of AVG Technologies or the Surviving Borrower, as applicable, then held by the Permitted Investors (collectively), directly or, at all times while AVG Holding exists as a separate legal entity and has not been subject to the Borrowers’ Consolidation pursuant to and in accordance with the Permitted Restructuring, through AVG Holding, or (d) any “change of control” or similar event shall occur under and with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $25,000,000.

“Change in Law”: the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that, for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith are deemed to have gone into effect and adopted thirty days after the date of this Agreement.

“Charges”: as defined in Section 9.19.

“Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied, which date is March 15, 2011.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Account”: any collateral account established by the Administrative Agent and maintained under its sole dominion and control where Proceeds from the Collateral received by any Loan Party or any of its Subsidiaries or the Administrative Agent are deposited and subject to withdrawal by the Administrative Agent for the account of the Secured Parties only as provided in Section 7.2.

“Commitment”: as to any Lender, (a) such Lender’s Term Commitment and (b) such Lender’s Incremental Term Loan Commitment, if any.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with a Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes a Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated February 2011 and furnished to certain Lenders.

“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with IFRS, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of AVG Technologies (or the Surviving Borrower, if applicable) and its Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with IFRS, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of AVG Technologies (or the Surviving Borrower, if applicable) and its Subsidiaries at such date, but excluding the current portion of any Funded Debt of AVG Technologies (or the Surviving Borrower, if applicable) and its Subsidiaries.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business and non-cash stock-based compensation expense) and (f) any extraordinary or non-recurring cash expenses relating to restructurings, geographical consolidations and similar transactions, which shall be set forth in reasonable detail (including identifying and quantifying such cash expenses and including reasonable supporting documentation with respect thereto) in a certificate of a Responsible Officer delivered to the Administrative Agent together with each applicable Compliance Certificate, provided that, with respect to any expenses attributable to the implementation of cost savings initiatives included pursuant to this clause (f), (i) the aggregate amount of such expenses shall not exceed 10% of Consolidated EBITDA (calculated on a pro forma basis for such transaction if applicable) for the four fiscal quarters most recently ended prior to the date of the subject transaction, and (ii) such cash expenses shall be included only to the extent they are (A) projected by AVG Technologies (or the Surviving Borrower, if applicable) in good faith to be realized in connection with the implementation of cost savings initiatives as a result of specified actions initiated on or prior to the date that is twelve months after the initial date of the subject transaction and (B) actually realized on or prior to the date that is twelve months after the initial date of the subject transaction, and minus (1) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (w) interest income, (x) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (y) income tax credits (to the extent not netted from income tax expense) and (z) any other non-cash income and (2) any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio, (I) if at any time during such Reference Period AVG Technologies (or the Surviving Borrower, if applicable) or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (II) if during such Reference Period AVG Technologies (or the Surviving Borrower, if applicable) or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (X) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (Y) involves the payment of consideration by AVG Technologies (or the Surviving Borrower, if applicable) and its Subsidiaries in excess of $5,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to AVG Technologies (or the Surviving Borrower, if applicable) or any of its Subsidiaries in excess of $5,000,000.

“Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of AVG Technologies (or the Surviving Borrower, if applicable) and its Subsidiaries for such period with respect to all outstanding Indebtedness of AVG Technologies (or the Surviving Borrower, if applicable) and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with IFRS).

“Consolidated Leverage Ratio”: as at the last day of any period, the ratio of (a)(i) Consolidated Total Debt on such day minus (ii) the aggregate amount of Unrestricted Cash owned by AVG Technologies (or the Surviving Borrower, if applicable) and its consolidated Subsidiaries as of such date, provided that the amount subtracted pursuant to this clause (a)(ii) shall not exceed 40% of Consolidated EBITDA for such period to (b) Consolidated EBITDA for such period.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of AVG Technologies (or the Surviving Borrower, if applicable) and its Subsidiaries, determined on a consolidated basis in accordance with IFRS; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of AVG Technologies (or the Surviving Borrower, if applicable) or is merged into or consolidated with AVG Technologies (or the Surviving Borrower, if applicable) or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of AVG Technologies (or the Surviving Borrower, if applicable)) in which AVG Technologies (or the Surviving Borrower, if applicable) or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by AVG Technologies (or the Surviving Borrower, if applicable) or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of AVG Technologies (or the Surviving Borrower, if applicable) and its Subsidiaries at such date, determined on a consolidated basis in accordance with IFRS.

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies or (b) on the date hereof is directly or indirectly a record or beneficial owner of such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Copyright Licenses”: any and all agreements providing for the granting of any right in or to any Copyright or otherwise providing for a covenant not to sue for infringement or other violation of any Copyright (whether a licensee or licensor thereunder), including each agreement entered outside the ordinary course of business or resulting in revenue of at least $10,000,000 per annum to any Group Member that is listed in Schedule 1.1C under the heading “Copyright Licenses.”

“Copyrights”: all United States and foreign copyrights (whether or not the underlying works of authorship have been published), including copyrights in software and all rights in and to databases, all designs (including industrial designs, Protected Designs within the meaning of 17 U.S.C. 1301 et. Seq. and Community designs), and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, as well as all moral rights, reversionary interests, and termination rights, and, with respect to any and all of the foregoing: (a) all registrations and applications therefor including the registrations and applications listed in Schedule 1.1C under the heading “Copyrights,” (b) all extensions and renewals thereof, (c) the right to sue or otherwise recover for any past, present and future infringement or other violation thereof, (d) all proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto and (e) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Corresponding Debt”: the Obligations.

“Cure Amount”: as defined in Section 9.24(a).

“Cure Right”: as defined in Section 9.24(a).

“Czech Loan Party”: each Loan Party incorporated or organized under the laws of the Czech Republic.

“Default”: any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Capital Stock which is not otherwise Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Capital Stock which is not otherwise Disqualified Capital Stock), in whole or in part, (c) provides for the scheduled payments or dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 91 days after the later of the Maturity Date and the latest Incremental Term Loan Maturity Date, if any, at the applicable time.

“Dollars” and “$”: the lawful currency of the United States.

“Dutch Loan Party”: each Loan Party incorporated or organized under the laws of The Netherlands.

“ECF Percentage”: 50%; provided that, with respect to each fiscal year of AVG Technologies (or the Surviving Borrower, if applicable) ending on or after December 31, 2011, the ECF Percentage shall be reduced to (a) 25% if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than or equal to 2.50:1.00 but greater than 1.50:1.00 and (b) 0% if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than or equal to 1.50:1.00.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on such page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

; provided that at no time shall the Eurodollar Rate be less than 1.50% per annum.

“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“European Regulation”: the Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings.

“Event of Default”: as defined in Section 7.1.

“Excess Cash Flow”: for any fiscal year of AVG Technologies (or the Surviving Borrower, if applicable), the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, and (iv) the aggregate net amount of non-cash loss on the Disposition of property by AVG Technologies (or the Surviving Borrower, if applicable) and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by AVG Technologies (or the Surviving Borrower, if applicable) and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all optional prepayments of the Loans during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Loans) of AVG Technologies (or the Surviving Borrower, if applicable) and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) increases in Consolidated Working Capital for such fiscal year, (vi) the aggregate net amount of non-cash gain on the Disposition of property by AVG Technologies (or the Surviving Borrower, if applicable) and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (vii) the aggregate amount actually paid by AVG Technologies, AVG Holding or the Surviving Borrower, if applicable, in cash during such fiscal year on account of interest due and payable with respect to Class D Cumulative Dividends (as defined in, and provided for, the Organizational Documents of AVG Technologies and AVG Holding each as in effect on the Closing Date or as defined in, and provided for, the Surviving Borrower’s Organizational Documents, which shall with respect to such matters, be substantially similar, mutatis mutandis, to AVG Technologies’ Organizational Documents as in effect on the Closing Date, if applicable) and (viii) the aggregate amount of cash consideration actually paid by the Loan Parties during such fiscal year as purchase price for Permitted Acquisitions (to the extent that such expenditures are not expensed during such period), but excluding any such expenditures financed by the issuance or incurrence of Indebtedness, the issuance of Capital Stock, or the receipt of capital contributions, by any Loan Party and excluding any such expenditures funded using any proceeds not included in Consolidated Net Income.

“Excess Cash Flow Application Date”: as defined in Section 2.6(c).

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Excluded Taxes”: with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient: (a) Taxes imposed on (or measured by) its overall net income and franchise Taxes imposed on it (in lieu of income Taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located and (b) any branch profits Taxes imposed by any jurisdiction described in clause (a) above.

“Facility”: each of the Term Facility and the Incremental Facility.

“Federal Funds Effective Rate”: for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Foreign Collateral Agreement”: one or more security documents among one or more Foreign Loan Parties and the Administrative Agent (or a designated agent thereof) granting a Lien on any property of any Foreign Loan Party to secure the obligations and liabilities of any Loan Party under any Loan Document. Each Foreign Collateral Agreement shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Foreign Loan Party”: any Loan Party not organized under the laws of any jurisdiction within the United States.

“Foreign Plan”: any Non-U.S. Benefit Arrangement or Non-U.S. Plan.

“Foreign Pledge Agreement”: a pledge or charge agreement among one or more Foreign Loan Parties and the Administrative Agent with respect to the Collateral that constitutes Capital Stock of a Subsidiary. Each Foreign Pledge Agreement shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Fraudulent Transfer Laws”: as defined in Section 2.19(a).

“Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrowers, Indebtedness in respect of the Loans.

“Funding Borrower”: as defined in Section 2.19(b).

“Funding Office”: the office of the Administrative Agent specified in Section 9.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrowers and the Lenders.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to the Borrowers and their respective Subsidiaries.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (A) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (B) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith.

“Guarantor”: the collective reference to each Subsidiary of a Borrower other than Immaterial Subsidiaries.

“Guaranty”: the Guaranty to be executed and delivered by the Administrative Agent, each Borrower and each Guarantor, substantially in the form of Exhibit A.

“IFRS”: the International Financial Reporting Standards, as issued by the International Accounting Standards Board and in effect from time to time, except that for purposes of Section 6.1, IFRS shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 3.1(b). In the event that any “IFRS Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then each Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrowers’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrowers, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “IFRS Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the International Accounting Standards Board.

“Immaterial Subsidiary”: (a) as of the Closing Date, each Subsidiary listed on Schedule 1.1D and (b) thereafter, each Subsidiary that (i) as of the last day of the most recently ended fiscal quarter of the Borrowers, had revenues for such quarter constituting less than 2.00% of the consolidated revenues of the Borrowers and their Subsidiaries for such quarter or (ii) with respect to newly created or acquired Subsidiaries, would have constituted, on a pro forma basis calculated as of the most recently ended fiscal quarter of the Borrowers, less than 2.00% of the consolidated revenues of the Borrowers and their Subsidiaries for such quarter; provided, however, that (A) in no event shall the revenues for any fiscal quarter of all Subsidiaries that are Immaterial Subsidiaries exceed 5.00% of the consolidated revenues of the Borrowers and their Subsidiaries for such quarter (calculated, in the case of newly created or acquired Subsidiaries, on a pro forma basis with respect to the most recently ended fiscal quarter), and (B) in no event shall New Dutch Holdco or any IP Subsidiary (including the Dutch IP Holdco (as defined in Schedule 1.1E)) be deemed an Immaterial Subsidiary.

“Increased Amount Date”: as defined in Section 2.18(a).

“Incremental Facility”: the Incremental Term Loan Commitments and the Incremental Term Loans made thereunder.

“Incremental Term Loan”: as defined in Section 2.18(b).

“Incremental Term Loan Commitments”: as defined in Section 2.18(a).

“Incremental Term Loan Lender”: as defined in Section 2.18(a).

“Incremental Term Loan Maturity Date”: the date on which Incremental Term Loans of a Series shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement, including by acceleration or otherwise.

“Incremental Term Percentage”: as to any Incremental Term Loan Lender at any time, the percentage which such Lender’s Incremental Term Loan Commitment then constitutes of the aggregate Incremental Term Loan Commitments with respect to such Series of Incremental Term Loans (or, at any time after the applicable Increased Amount Date, the percentage which the aggregate principal amount of such Lender’s Incremental Term Loans then outstanding constitutes of the aggregate principal amount of the Incremental Term Loans of such Series then outstanding).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 7.1(e) only, all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities”: as defined in Section 9.5.

“Indemnified Taxes”: (a) Taxes other than Excluded Taxes and (b) Other Taxes.

“Indemnitee”: as defined in Section 9.5.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, Trade Secrets, and Trade Secret Licenses, and the right to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment thereof, including the right to receive all proceeds and damages therefrom, including license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.

“Intellectual Property Security Agreement”: each intellectual property security agreement executed and delivered by each applicable Loan Party to the Administrative Agent, each in form and substance satisfactory to the Administrative Agent.

“Intercompany Note”: a promissory note substantially in the form of Exhibit H evidencing Indebtedness owed among Guarantors and Subsidiaries of a Borrower.

“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December (or, if an Event of Default is in existence, the last day of each calendar month) to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by a Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by a Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) no Borrower may select an Interest Period under a particular Facility that would extend beyond the date final payment is due on the applicable Loans or the later of the Maturity Date and the latest applicable Incremental Term Loan Maturity Date, if any, at such time;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) each Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investments”: as defined in Section 6.7.

“IP Qualified Jurisdiction”: Czech Republic, Cyprus, France, Germany, Ireland, The Netherlands, the People’s Republic of China, the United Kingdom, the United States or any other jurisdiction which permits a first-priority perfected security interest to be granted in registered Intellectual Property in favor of the Administrative Agent, for the ratable benefit of the Secured Parties.

“IP Subsidiary”: any Subsidiary that at any time owns Intellectual Property or rights to Intellectual Property that are material to the business or operations of the Group Members.

“Joinder Agreement”: an agreement substantially in the form of Exhibit F.

“judgment currency”: as defined in Section 9.23.

“Lenders”: as defined in the preamble hereto.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, each Joinder Agreement, the Security Documents, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the aggregate principal amount of the Incremental Term Loans, as the case may be, outstanding under such Facility.

“Mandatory Costs”: the percentage rate per annum calculated by the Administrative Agent in accordance with Schedule 1.1B.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, assets, operations, condition (financial or otherwise) or prospects of the Group Members taken as a whole, (b) the ability of a Borrower to perform any of its obligations under this Agreement, (c) the validity or enforceability of this Agreement or any of the other Loan Documents or (d) the rights, remedies or benefits of the Administrative Agent or the Lenders under this Agreement or any of the other Loan Documents.

“Material Subsidiary”: each Subsidiary that is not an Immaterial Subsidiary.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date”: March 15, 2016.

“Maximum Rate”: as defined in Section 9.19.

“Moody’s”: Moody’s Investors Service, Inc.

“Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent, for the ratable benefit of the Secured Parties, in form and substance satisfactory to the Administrative Agent.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable by the Borrowers or other Loan Parties as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

“New Dutch Holdco”: a public limited liability company (naamloze vennootschap) or a private limited liability company (besloten vennootschap) organized under the laws of The Netherlands all of the Capital Stock of which (other than directors’ qualifying shares required by law) is directly owned by the Surviving Borrower.

“Non-U.S. Benefit Arrangement”: any employee benefit arrangement mandated by a Governmental Authority not including the United States or any political subdivision thereof.

“Non-U.S. Plan”: any employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to the laws of the United States or any political subdivision thereof and is maintained or contributed to by any Group Member or any ERISA Affiliate.

“Non-U.S. Plan Event”: with respect to any Non-U.S. Plan or Non-U.S. Benefit Arrangement, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Non-U.S. Plan or Non-U.S. Benefit Arrangement, (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Non-U.S. Plan or Non-U.S. Benefit Arrangement required to be registered or (c) the failure of any Non-U.S. Plan or Non-U.S. Benefit Arrangement to comply with any material provisions of applicable law and regulation or with the material terms of such Non-U.S. Plan or Non-U.S. Benefit Arrangement.

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligation Aggregate Payments”: with respect to a Borrower as of any date of determination, an amount equal to (a) the aggregate amount of all payments and distributions made on or before such date by such Borrower in respect of this Agreement and the other Loan Documents (including in respect of Section 2.19) minus (b) the aggregate amount of all payments received on or before such date by such Borrower from the other Borrower as contributions under Section 2.19.

“Obligation Fair Share”: with respect to a Borrower as of any date of determination, an amount equal to (a) the ratio of (i) the Obligation Fair Share Contribution Amount with respect to such Borrower to (ii) the aggregate of the Obligation Fair Share Contribution Amounts with respect to all Borrowers, multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Borrowers under this Agreement and the other Loan Documents in respect of the Obligations guaranteed.

“Obligation Fair Share Contribution Amount”: with respect to a Borrower as of any date of determination, the maximum aggregate amount of the Obligations of such Borrower under this Agreement and the other Loan Documents that would not render its Obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under §548 of the Bankruptcy Code, 11 U.S.C. §548, or any applicable provisions of comparable state or foreign law; provided that, solely for purposes of calculating the Obligation Fair Share Contribution Amount with respect to a Borrower for purposes of Section 2.19, any assets or liabilities of such Borrower arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or Obligations of contribution hereunder shall not be considered as assets or liabilities of such Borrower.

“Obligation Fair Share Shortfall”: with respect to a Borrower as of any date of determination, the excess, if any, of the Obligation Fair Share of such Borrower over the Obligation Aggregate Payments of such Borrower.

“Obligations”: the collective reference to the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to a Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrowers to the Administrative Agent or to any Lender (or, in the case of Secured Swap Agreements, any Secured Swap Counterparty), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Secured Swap Agreement or any other document made, delivered or given in connection herewith or therewith, in each case, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by a Borrower pursuant to the terms of any of the foregoing agreements) or otherwise.

“OECD”: Organisation for Economic Co-operation and Development.

“Organizational Documents”: (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, or the foreign equivalent of such documents, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, or the foreign equivalent of such documents, (c) with respect to any general partnership, its partnership agreement, as amended, or the foreign equivalent of such documents, (d) with respect to any limited liability company, its articles of organization or memorandum and articles of association, as amended, and its operating agreement, as amended, or the foreign equivalent of such documents and (e) with respect to any other entity, its formation documents and agreements. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes”: any present or future stamp, value added, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Parallel Debt”: any amount which a Borrower owes to the Administrative Agent under Section 9.25.

“Participant”: as defined in Section 9.6(d).

“Participant Register”: as defined in Section 9.6(d).

“Patent Licenses”: all agreements, licenses and covenants providing for the granting of any right in or to any Patent or otherwise providing for a covenant not to sue for infringement or other violation of any Patent (whether a licensee or licensor thereunder), including each agreement entered outside the ordinary course of business or resulting in revenue of at least $10,000,000 per annum to any Group Member that is listed in Schedule 1.1C under the heading “Patent Licenses.”

“Patents”: all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including: (a) each patent and patent application listed in Schedule 1.1C under the heading “Patents,” (b) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (c) all patentable inventions and improvements thereto, (d) the right to sue or otherwise recover for any past, present and future infringement or other violation thereof, (e) all proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto and (f) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding).

“Permitted Acquisition”: any acquisition, by merger or otherwise, by a Loan Party of an Acquired Business or Entity, so long as (a) such acquisition and all transactions related thereto shall be consummated in accordance with all Requirements of Law; (b) if such acquisition involves the acquisition of Capital Stock, the acquired Person and its Subsidiaries and the Loan Party or Loan Parties acquiring such Person (and any other Loan Party, if applicable) shall comply with Section 5.9(c); (c) if such acquisition involves the acquisition of assets other than Capital Stock, the Loan Party or Loan Parties making such acquisition (and any other Loan Party, if applicable) shall comply with Sections 5.9(a) and 5.9(b); (d) after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing; (e) after giving effect to such acquisition, the Borrowers shall be in compliance with Section 6.14; (d) AVG Technologies (or the Surviving Borrower, if applicable) shall be in pro forma compliance with each of the covenants set forth in Section 6.1 as of the last day of the most recently ended Reference Period after giving effect to such acquisition (and including any Indebtedness assumed or incurred in connection with such acquisition, or owed by the Acquired Business or Entity), assuming, in the case of the Consolidated Leverage Ratio, that the applicable maximum level set forth in Section 6.1(a) for the last day of the most recently ended Reference Period was 0.50:1.00 lower than the maximum level of the Consolidated Leverage Ratio actually set forth therein; and (e) if the aggregate consideration payable with respect to any Permitted Acquisition exceeds $10,000,000, (i) the Administrative Agent shall have received not less than ten Business Days’ prior written notice of such Permitted Acquisition, which notice shall include a due diligence package including the following materials, each in form and substance satisfactory to Administrative Agent: (A)(1) a pro forma consolidated and consolidating balance sheet, income statement and cash flow statement of AVG Technologies (or the Surviving Borrower, if applicable) and its Subsidiaries after giving effect to such Permitted Acquisition, the incurrence or assumption of all Indebtedness and the repayment of Indebtedness in connection therewith and otherwise prepared in accordance with the requirements of Section 3.1(a) and (2) updated versions of the Projections most recently delivered to the Administrative Agent pursuant to Section 5.2(d) taking into account such Permitted Acquisition, the incurrence or assumption of all Indebtedness and the repayment of Indebtedness in connection therewith and otherwise prepared in accordance with the requirements of Section 5.2(d), (B) draft copies of all proposed acquisition agreements and all related transaction documents for such Permitted Acquisition, together with all schedules thereto (it being understood that the Borrowers shall deliver to the Administrative Agent updated drafts as the same are generated and fully executed copies thereof within five Business Days after the closing of such Permitted Acquisition), and (C) any other material or reports reasonably requested by the Administrative Agent (acting on behalf of one or more Lenders).

“Permitted Cure Security”: (a)(i) at all times while AVG Holding exists as a separate legal entity and has not been subject to the Borrowers’ Consolidation pursuant to and in accordance with the Permitted Restructuring, an equity security of AVG Holding (other than Disqualified Capital Stock) or (ii) at all times while AVG Technologies exists as a separate legal entity and has not been subject to the Borrowers’ Consolidation pursuant to and in accordance with the Permitted Restructuring, an equity security of AVG Technologies (other than Disqualified Capital Stock) or (b) at all times after the Borrowers’ Consolidation pursuant to and in accordance with the Permitted Restructuring, an equity security of the Surviving Borrower (other than Disqualified Capital Stock), in the case of each of clauses (a) and (b), issued in connection with any exercise of the Cure Right.

“Permitted Investors”: the collective reference to the Sponsor and its Control Investment Affiliates.

“Permitted IPO”: the first underwritten public offering of the Capital Stock of AVG Holding, AVG Technologies or the Surviving Borrower; provided that, on or prior to the date of the Permitted IPO, AVG Holding, AVG Technologies or the Surviving Borrower, as applicable, shall have (a) delivered to the Administrative Agent all documents described in Section 4.1(f) with respect to New Dutch Holdco, (b) irrevocably sold, assigned, conveyed, contributed or otherwise transferred substantially all of its assets (including in any event all Capital Stock owned by AVG Holding, AVG Technologies or the Surviving Borrower, as applicable, and all other assets constituting Collateral, other than to the extent any applicable Requirement of Law expressly prohibits such a sale, assignment, conveyance, contribution or other transfer, as certified by AVG Holding, AVG Technologies or the Surviving Borrower, as applicable, in a certificate of a Responsible Officer delivered to the Administrative Agent on or prior to the date of such sale, assignment, conveyance, contribution or other transfer) to such New Dutch Holdco in accordance with Section 6.4(b), (c) complied, and caused New Dutch Holdco to have complied, in all respects with Section 5.9 with respect to the formation of New Dutch Holdco and the Disposition of assets of AVG Holding, AVG Technologies or the Surviving Borrower, as applicable, to New Dutch Holdco in accordance with clause (b) to at all times maintain a perfected first-priority security interest of the Administrative Agent, for the ratable benefit of the Secured Parties, in all Collateral and (d) delivered, or caused to be delivered, to the Administrative Agent a legal opinion of counsel to the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent with respect to the creation and perfection of the security interests in favor of the Administrative Agent in Collateral owned by New Dutch Holdco and as to such other matters as the Administrative Agent may reasonably request.

“Permitted Restructuring”: the possible restructuring of the Borrowers and certain other Loan Parties organized under the laws of Cyprus, the Czech Republic and The Netherlands as described in Schedule 1.1E; provided that, on or prior to the date of consummation of any transaction as part of the Permitted Restructuring, the Borrowers shall have delivered to the Administrative Agent (a) a certificate of a Responsible Officer describing such transaction in reasonable detail and setting forth all documents to be executed and delivered pursuant to this Agreement and the other Loan Documents and any other steps to be taken by the Borrowers or any other Loan Party in connection therewith and (b) a legal opinion of counsel to the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent with respect to the creation and perfection of the security interests in favor of the Administrative Agent in the Collateral and as to such other matters as the Administrative Agent may reasonably request.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate”: the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors).

“Pro Forma Balance Sheet”: as defined in Section 3.1(a).

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the Uniform Commercial Code as from time to time in effect in the State of New York or any applicable provisions of comparable state or foreign law and, in any event, shall include, without limitation, all dividends, income, collections, distributions or other payments with respect to all “investment property” (as such term is defined in Section 9-102(a)(49) of the Uniform Commercial Code as from time to time in effect in the State of New York or any applicable provisions of comparable state or foreign law) pledged by the Loan Parties pursuant to the Security Documents and, whether or not constituting “investment property,” all debt, notes, Capital Stock, investment accounts and certificates of deposit, in each case, pledged by the Loan Parties pursuant to the Security Documents.

“Process Agent”: as defined in Section 9.12(b).

“Projections”: as defined in Section 5.2(d).

“Properties”: as defined in Section 3.16(a).

“Recipient”: as applicable, (a) the Administrative Agent or (b) any Lender.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Reference Period”: as defined in the definition of “Consolidated EBITDA.”

“Register”: as defined in Section 9.6.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Loans pursuant to Section 2.6(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrowers have delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrowers (directly or indirectly through a Subsidiary) intend and expect to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in their business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Borrowers’ business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after such Reinvestment Event and (b) the date on which the Borrowers shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrowers’ business with all or any portion of the relevant Reinvestment Deferred Amount.

“Relevant Jurisdiction”: with respect to each Group Member, (a) its jurisdiction of organization, (b) any jurisdiction where any asset subject to or intended to be subject to the Security Documents to be created by it is situated and (c) any jurisdiction where it conducts its business.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replaced Loans”: as defined in Section 9.1.

“Replacement Loans”: as defined in Section 9.1.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the aggregate unpaid principal amount of the Incremental Term Loans then outstanding.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or order, judgment, decree or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: with respect to each Loan Party, the chief executive officer, president, chief financial officer, director or similar officer of such Loan Party, but in any event, with respect to financial matters, the chief financial officer of the Borrowers and in the case of AVG Holding, the managing director functioning in such capacity.

“Restricted Payments”: as defined in Section 6.6.

“S&P”: Standard & Poor’s Ratings Services.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: the collective reference to the Administrative Agent, each other Agent, each Lender and each Secured Swap Counterparty.

“Secured Swap Agreement”: each Swap Agreement entered into among a Borrower, a Guarantor and a Secured Swap Counterparty in order to effectively cap, collar or exchange interest rates with respect to any interest-bearing liability or investment of a Borrower or a Guarantor and not for speculative purposes that is intended to be secured on a pari passu basis with the Loans hereunder.

“Secured Swap Counterparty”: each counterparty to a Secured Swap Agreement if (a) on the date of entering into such Secured Swap Agreement, such Person was an Agent, a Lender or an affiliate of an Agent or a Lender and (b) such Person executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such Person (i) appoints the Administrative Agent as its agent under the applicable Security Documents and (ii) agrees to be bound by the provisions of Sections 7.2, 8.1, 8.3, 8.7, 9.11, 9.12 and 9.25 as if it were a Lender.

“Security Documents”: the collective reference to the Guaranty, the U.S. Collateral Agreement, the Mortgages, the Foreign Collateral Agreements, the Foreign Pledge Agreements and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Series”: as defined in Section 2.18(a).

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (B) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Sponsor”: collectively, (a) Grisoft Holdings B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands and having its registered address at Teleportboulevard 140, 1043 EJ Amsterdam, The Netherlands, (b) Intel Capital (Cayman) Corporation, a company limited by shares incorporated in the Cayman Islands and having its registered office at Caledonian Trust (Cayman) Limited, Caledonian House, 69 Dr Roy’s Drive, George Town, Grand Cayman, Cayman Islands, (c) PEF V Information Technology II S.à.r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg and having its registered office at L-1258, 5 boulevard de la Foire, Luxembourg and (d) TA AVG Participations Coöperatief U.A., a cooperative with excluded liability (coöperatief U.A.) organized and existing under the laws of The Netherlands, having its registered office at Prins Berhardplein 200, 1097 JB Amsterdam, The Netherlands.

“Sponsor Assignee”: as defined in Section 9.6(c).

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors (or similar governing body) or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of each Borrower.

“Surviving Borrower”: as defined in Schedule 1.1E.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of a Borrower or any of its Subsidiaries shall be a “Swap Agreement.”

“Syndication Agent”: as defined in the preamble hereto.

“Taxes”: any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Loan to a Borrower in an aggregate principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1A. The original aggregate amount of the Term Commitments is $235,000,000.

“Term Facility”: the Term Commitments and the Term Loans made thereunder.

“Term Lender”: each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loan”: each term loan made by the Lenders to the Borrowers on the Closing Date pursuant to Section 2.1.

“Term Percentage”: as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Trade Secret Licenses”: any and all agreements providing for the granting of any right in or to Trade Secrets (whether a licensee or licensor thereunder), including each agreement entered outside the ordinary course of business or resulting in revenue of at least $10,000,000 per annum to any Group Member that is listed in Schedule 1.1C under the heading “Trade Secret Licenses.”

“Trade Secrets”: all trade secrets and all other confidential or proprietary information and know-how whether or not the foregoing has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to the foregoing, and with respect to any and all of the foregoing: (a) the right to sue or otherwise recover for any past, present and future misappropriation or other violation thereof, (b) all proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto and (c) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Trademark Licenses”: any and all agreements providing for the granting of any right in or to any Trademark or otherwise providing for a covenant not to sue for infringement, dilution or other violation of any Trademark or permitting co-existence with respect to a Trademark (whether a licensee or licensor thereunder) including each agreement entered outside the ordinary course of business or resulting in revenue of at least $10,000,000 per annum to any Group Member that is listed in Schedule 1.1C under the heading “Trademark Licenses.”

“Trademarks”: all United States, and foreign trademarks, trade names, trade dress, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, whether or not registered, and with respect to any and all of the foregoing: (a) all registrations and applications therefor including the registrations and applications listed in Schedule 1.1C under the heading “Trademarks,” (b) all extensions or renewals of any of the foregoing, (c) all of the goodwill of the business connected with the use of and symbolized by any of the foregoing, (d) the right to sue or otherwise recover for any past, present and future infringement, dilution or other violation of any of the foregoing or for any injury to the related goodwill, (e) all proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto and (f) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Transaction”: a payment of dividends to shareholders by AVG Technologies, a dividend recapitalization transaction with respect to AVG Holding in order to fund a Restricted Payment to the Permitted Investors and a Restricted Payment to employees in respect of share options by AVG Technologies in an aggregate total amount not to exceed $224,000,000.

“Transaction Documentation”: collectively, the agreements, Organizational Documents, corporate resolutions and all similar and related documents, and all schedules, exhibits, annexes and other attachments thereto, effecting the terms of the Transaction or entered into in connection therewith.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“U.K. Loan Party”: each Loan Party incorporated or organized under the laws of the United Kingdom.

“U.S. Collateral Agreement”: the U.S. Collateral Agreement to be executed and delivered by the Administrative Agent and each Loan Party party thereto, substantially in the form of Exhibit G.

“United States”: the United States of America.

“Unrestricted Cash”: as of any date, unrestricted cash and Cash Equivalents owned by the Borrowers and the Subsidiaries that are not, and are not presently required under the terms of any agreement or other arrangement binding on the Borrowers or any Subsidiary on such date to be, (a) pledged to or held in one or more accounts under the control of one or more creditors of the Borrowers or any Subsidiary (other than to secure the Obligations) or (b) otherwise segregated from the general assets of the Borrowers and the Subsidiaries, in one or more special accounts or otherwise, for the purpose of securing or providing a source of payment for Indebtedness or other obligations that are or from time to time may be owed to one or more creditors of the Borrowers or any Subsidiary (other than to secure the Obligations). It is agreed that cash and Cash Equivalents held in ordinary deposit or security accounts and not subject to any existing or contingent restrictions on transfer by the Borrowers or a Subsidiary will not be excluded from Unrestricted Cash by reason of setoff rights or other Liens created by law or by applicable account agreements in favor of the depositary institutions or security intermediaries.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under IFRS, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3 Dutch Terms. In this Agreement, where it relates to a Person organized under the laws of The Netherlands, a reference to:

(a) a necessary action to authorize where applicable, includes without limitation:

(i) any action required to comply with the Dutch Works Councils Act (Wet op de ondernemingsraden); and

(ii) obtaining unconditional positive advice (advies) from each competent works council;

(b) gross negligence means grove schuld;

(c) a Lien includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem, created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(d) wilful misconduct means opzet;

(e) a winding-up, administration or dissolution includes in each case a Dutch Person being:

(i) declared bankrupt (faillet verklaard); or

(ii) being dissolved (ontbonden);

(f) a moratorium includes surseance van betaling and granted a moratorium includes surseance verleend;

(g) any step or procedure take in connection with insolvency proceedings includes a Dutch entity having filed a notice under section 36 of the 1990 Dutch Tax Collection Act (Invorderingswet 1990);

(h) a receiver or trustee in bankruptcy includes in each case a curator;

(i) an administrator includes a bewindvoerder; and

(j) an attachment includes a beslag.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Term Commitments. Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan to the Borrowers on the Closing Date in an amount not to exceed the amount of the Term Commitment of such Term Lender. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrowers and notified to the Administrative Agent in accordance with Sections 2.2 and 2.10.

2.2 Procedure for Term Loan and Incremental Term Loan Borrowing. (a) The Borrowers shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, three Business Days prior to the anticipated Closing Date) requesting that the Term Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loans to be made by such Term Lender. The Administrative Agent shall credit the account of the Borrowers on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

(b) The Borrowers shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (i) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (ii) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans) requesting that the applicable Incremental Term Loan Lenders make the applicable Incremental Term Loans and specifying (A) the amount and Type of Incremental Term Loans to be borrowed, (B) the requested Borrowing Date and (C) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Incremental Term Loan Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrowers, the Administrative Agent shall promptly notify each applicable Incremental Term Loan Lender thereof. Each Incremental Term Loan Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrowers at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrowers in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrowers by the Administrative Agent crediting the account of the Borrowers on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Incremental Term Loan Lenders and in like funds as received by the Administrative Agent.

2.3 Repayment of Term Loans and Incremental Term Loans. (a) The Term Loans of each Lender made on the Closing Date shall mature in 16 consecutive quarterly installments, each of which shall be in an amount equal to such Lender’s Term Percentage multiplied by the amount set forth below opposite such installment, as such amount may be reduced from time to time in connection with optional prepayments pursuant to Section 2.5 or mandatory prepayments pursuant to Section 2.6, with the remainder payable on the Maturity Date:

Installment	Principal Amount
March 31, 2012	$23,500,000
June 30, 2012	$5,875,000
September 30, 2012	$5,875,000
December 31, 2012	$5,875,000
March 31, 2013	$5,875,000
June 30, 2013	$5,875,000
September 30, 2013	$5,875,000
December 31, 2013	$5,875,000
March 31, 2014	$5,875,000
June 30, 2014	$5,875,000
September 30, 2014	$5,875,000
December 31, 2014	$5,875,000
March 31, 2015	$5,875,000
June 30, 2015	$5,875,000
September 30, 2015	$5,875,000
December 31, 2015	$5,875,000
Maturity Date	The remaining aggregate outstanding principal amount of all Term Loans made on the Closing Date

(b) The Incremental Term Loans of each Lender shall mature in consecutive quarterly installments, each of which shall be in an amount equal to such Lender’s Incremental Term Percentage with respect to such Incremental Term Loans multiplied by the amount set forth opposite such installment, as such amount may be reduced from time to time in connection with optional prepayments pursuant to Section 2.5 or mandatory prepayments pursuant to Section 2.6, on each Incremental Term Loan installment date occurring on or after the applicable Increased Amount Date, as set forth in the applicable Joinder Agreement, and the remaining aggregate outstanding principal amount of such Incremental Term Loans shall be repaid on the applicable Incremental Term Loan Maturity Date.

2.4 Fees, etc. (a) In the event that on or prior to the first anniversary of the Closing Date all or any portion of the Loans is (i) prepaid pursuant to (A) one or more optional prepayments pursuant to Section 2.5 or (B) one or more mandatory prepayments pursuant to Section 2.6(a) as a result of the incurrence of Indebtedness with a lower all-in yield (including in addition to the applicable coupon, any interest rate “floors,” upfront or similar fees, and original issue discount payable to the holders of such Indebtedness (in their capacities as such) with respect to such Indebtedness) than the yield applicable to the Loans (including in addition to the applicable coupon, any interest rate “floors,” upfront or similar fees, and original issue discount payable to the holders of such Indebtedness (in their capacities as such) with respect to such Indebtedness) or (ii) repriced (or effectively refinanced) through any amendment, amendment and restatement or other modification of this Agreement resulting in loans with a lower all-in yield (including in addition to the applicable coupon, any interest rate “floors,” upfront or similar fees, and original issue discount payable to the holders of such Indebtedness (in their capacities as such) with respect to such Indebtedness) than the yield applicable to the Loans (including in addition to the applicable coupon, any interest rate “floors,” upfront or similar fees, and original issue discount payable to the holders of such Indebtedness (in their capacities as such) with respect to such Indebtedness), such prepayments or repricings (or effective refinancings) shall be accompanied by a fee payable to each Lender in an amount equal to 1.00% of the aggregate principal amount of the portion of such Lender’s Loans prepaid or repriced (or effectively refinanced).

(b) The Borrowers agree to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.5 Optional Prepayments. Each Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (except as provided in Section 2.4(a), if applicable), upon irrevocable notice delivered to the Administrative Agent no later than 11:00 a.m., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 a.m., New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify (a) the date and amount of prepayment and (b) whether the prepayment is of Eurodollar Loans or ABR Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, such Borrower shall also pay any amounts owing pursuant to Section 2.15. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Amounts to be applied in connection with optional prepayments made pursuant to Section 2.5 shall be applied to the prepayment of the Loans in accordance with Section 2.12(b). Each prepayment of the Loans under Section 2.5 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.6 Mandatory Prepayments. (a) If any Indebtedness shall be incurred by any Group Member (excluding any Indebtedness incurred in accordance with Section 6.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the Loans.

(b) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless, so long as no Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the application of the applicable Reinvestment Deferred Amount, a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Loans; provided that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales and Recovery Events that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $5,000,000 in any fiscal year of the Borrowers and $15,000,000 in the aggregate from the Closing Date through the applicable date of determination and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Loans.

(c) If, for any fiscal year of the Borrowers commencing with the fiscal year ending December 31, 2011, there shall be Excess Cash Flow, the Borrowers shall, on the relevant Excess Cash Flow Application Date, apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Loans. Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five Business Days after the earlier of (i) the date on which the financial statements of AVG Technologies (or the Surviving Borrower, if applicable) referred to in Section 5.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(d) Amounts to be applied in connection with prepayments made pursuant to Section 2.6 shall be applied to the prepayment of the Loans in accordance with Section 2.12(b). The application of any prepayment pursuant to Section 2.6 shall be made, first, to ABR Loans and, second, to Eurodollar Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrowers shall also pay any amounts owing pursuant to Section 2.15. Each prepayment of the Loans under Section 2.6 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid and the prepayment fee set forth in Section 2.4(a), if applicable.

2.7 Conversion and Continuation Options. (a) Each Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. Each Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by a Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if a Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.8 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.9 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin plus (to the extent not already included therein) Mandatory Costs, if any.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) If any Event of Default shall have occurred and be continuing (i) all outstanding Loans (whether or not overdue) shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.00% and (ii) all other overdue amounts (including any interest payable on any Loan or other amount payable hereunder not be paid when due (whether at the stated maturity, by acceleration or otherwise)) shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2.00% (or, in the case of any such other overdue amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Term Facility plus 2.00%), in each case, with respect to clauses (i) and (ii) above, from the date of such Event of Default until such Event of Default has been cured, waived or otherwise no longer continues.

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.10 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrowers and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrowers and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrowers, deliver to the Borrowers a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.9(a).

2.11 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrowers and the relevant Lenders as soon as practicable thereafter. If such notice is given (i) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (ii) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (iii) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall a Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.12 Pro Rata Treatment and Payments. (a) Each borrowing by a Borrower from the Lenders hereunder and each payment by a Borrower (except as otherwise expressly set forth herein) shall be made pro rata according to the respective Term Percentage and/or Incremental Term Percentage, as the case may be, of each Lender.

(b) Each payment (including each prepayment) by a Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders. The amount of each principal prepayment of Term Loans shall be applied to reduce the then remaining installments of the Term Loans pro rata based upon the then remaining principal amounts thereof. The amount of each principal prepayment of Incremental Term Loans shall be applied to reduce the then remaining installments of the Incremental Term Loans pro rata based upon the then remaining principal amounts thereof. Amounts prepaid on account of the Loans may not be reborrowed.

(c) All payments (including prepayments) to be made by a Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 8.7. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive and binding on such Lender in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from each Borrower.

(e) Unless the Administrative Agent shall have been notified in writing by a Borrower prior to the date of any payment due to be made by a Borrower hereunder that such Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by such Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrowers.

(f) Each party’s obligations under this Section 2.12 shall survive the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under any Loan Document.

2.13 Requirements of Law. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurodollar Rate);

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or participation therein; or

(iii) subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes which are indemnified or for which additional amounts are paid pursuant to Section 2.14 and (B) Excluded Taxes);

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 2.13(a) or 2.13(b) shall be delivered to the Borrowers and shall be conclusive and binding on the Borrowers in the absence of manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) For the avoidance of doubt, for purposes of this Section 2.13, “Change in Law” shall include all requests, rules, guidelines or directives concerning capital adequacy issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, regardless of the date adopted, issued, promulgated or implemented.

2.14 Taxes. (a) Withholding of Taxes; Gross-Up. Each payment by or on behalf of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, unless such deduction or withholding is required by applicable law. If any deduction or withholding is required to be made, then the relevant Loan Party shall withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section 2.14), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Borrowers shall indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 2.14(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.14(d) shall be paid within ten Business Days after the Recipient delivers to the Borrowers a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable and binding on the Borrowers in the absence of manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.14(e) shall be paid within ten days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive and binding on the Lenders in the absence of manifest error.

(f) Status of Lenders. Any Lender, upon the written request of a Borrower or the Administrative Agent, shall, to the extent legally able to do so, furnish the Borrowers and the Administrative Agent such reasonable documentation identified to it by the Borrowers or Administrative Agent as may be necessary to establish any available exemption from, or reduction in the amount of, otherwise applicable Indemnified Taxes, or as will enable the Borrowers and the Administrative Agent to determine the applicable rate of withholding and to comply with information reporting requirements; provided that such documentation (i) shall not require such Lender to disclose any confidential or proprietary information and (ii) in the reasonable determination of such Lender, would not be materially disadvantageous for such Lender to provide. Notwithstanding the foregoing, it is understood and agreed that nothing in this Section shall interfere with the rights of any Lender to conduct its fiscal or Tax affairs in such manner as it deems appropriate.

(g) Treatment of Certain Refunds. If any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including additional amounts paid pursuant to this Section 2.14), it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Borrowers, upon the request of such Lender, shall repay to such Lender the amount paid to such Borrowers pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Lender or its Affiliate is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.14(g), in no event will any Lender be required to pay any amount to any Borrower pursuant to this Section 2.14(g) if such payment would place such Lender in a less favorable position (on a net after-Tax basis) than such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.14(g) shall not be construed to require any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrowers or any other Person.

(h) Survival. Each party’s obligations under this Section 2.14 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under any Loan Document.

2.15 Indemnity. Each Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by a Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by a Borrower in making any prepayment of or conversion from Eurodollar Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrowers by any Lender shall be conclusive and binding on the Borrowers in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.16 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.13 or 2.14 with respect to such Lender, it will, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Section 2.13 or 2.14.

2.17 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.13, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.13, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender defaults in its obligation to fund Loans hereunder, or if the Borrowers exercise their replacement rights pursuant to the second paragraph of Section 9.1, then, in each case, the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.6), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

2.18 Incremental Term Loan Facility. (a) The Borrowers may by written notice (which notice may be delivered no more than three times) to the Administrative Agent elect to request the establishment of one or more new term loan commitments (the “Incremental Term Loan Commitments”), in an aggregate principal amount not in excess of $100,000,000. Each such notice shall specify (i) the date (each, an “Increased Amount Date”) on which the Borrowers propose that the Incremental Term Loan Commitments shall be effective, which shall be a date not less than ten Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Lender or other Person providing such Incremental Term Loan Commitments (each, an “Incremental Term Loan Lender”) to whom the Borrowers propose any portion of such Incremental Term Loan Commitments be allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the Incremental Term Loan Commitments may elect or decline, in its sole discretion, to provide an Incremental Term Loan Commitment. Such Incremental Term Loan Commitments shall become effective as of such Increased Amount Date; provided that (A) no Default or Event of Default shall have occurred and be continuing on such Increased Amount Date both before and after giving effect to the establishment of such Incremental Term Loan Commitments and any borrowings thereunder; (B) both before and after giving effect to the making of any Series of Incremental Term Loans, each of the conditions set forth in Section 4.2 shall be satisfied; (C) AVG Technologies (or the Surviving Borrower, if applicable) shall be in pro forma compliance with each of the covenants set forth in Section 6.1 as of the last day of the most recently ended Reference Period after giving effect to such Incremental Term Loan Commitments and any borrowings thereunder, assuming, in the case of the Consolidated Leverage Ratio, that the applicable maximum level set forth in Section 6.1(a) for the last day of the most recently ended Reference Period was 0.50:1.00 lower than the maximum level of the Consolidated Leverage Ratio actually set forth therein; (D) the Incremental Term Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrowers, the Incremental Term Loan Lenders and the Administrative Agent, each of which shall be recorded in the Register, and each Incremental Term Loan Lender shall be subject to the requirements set forth in Section 2.17(f); (E) the aggregate principal amount of Incremental Term Loans from any Series to be made by Sponsor Assignees may not exceed 10% of the aggregate principal amount of all Incremental Term Loans in such Series and the making of such Incremental Term Loans by each Sponsor Assignee shall be subject to the conditions set forth in Sections 9.6(c)(ii)(A), 9.6(c)(ii)(B), 9.6(c)(ii)(C), 9.6(c)(ii)(D) and 9.6(c)(ii)(F); and (F) the Borrowers shall deliver or cause to be delivered to the Administrative Agent any legal opinions of counsel to the Loan Parties or other documents (including, without limitation, modifications of the Security Documents) reasonably requested by the Administrative Agent in connection with any such transaction. Any Incremental Term Loans made on an Increased Amount Date shall be designated a separate series (a “Series”) of Incremental Term Loans for all purposes of this Agreement.

(b) On any Increased Amount Date with respect to a given Series, subject to the satisfaction of the foregoing terms and conditions, (i) each Incremental Term Loan Lender of such Series shall make a Loan to the Borrowers (an “Incremental Term Loan”) in an amount equal to its Incremental Term Loan Commitment of such Series and (ii) each Incremental Term Loan Lender of such Series shall become a Lender hereunder with respect to its Incremental Term Loan Commitment of such Series and the Incremental Term Loans of such Series made by it pursuant thereto.

(c) The Administrative Agent shall notify the Lenders promptly upon receipt of the Borrowers’ notice of each Increased Amount Date and in respect thereof the Series of Incremental Term Loan Commitments and the Incremental Term Loan Lenders of such Series.

(d) With the exception of the weighted average life to maturity, the applicable Incremental Term Loan Maturity Date and the yield thereof (each of which shall be subject to the following sentence), the terms and provisions of the Incremental Term Loans and Incremental Term Loan Commitments of any Series shall be identical to those of the then outstanding Loans. In any event (i) the weighted average life to maturity of any Incremental Term Loans of any Series shall be no shorter than the weighted average life to maturity of the then outstanding Loans, (ii) the applicable Incremental Term Loan Maturity Date of each Series shall be no shorter than the final maturity of the then outstanding Loans and (iii) the yield applicable to the Incremental Term Loans of each Series shall be determined by the Borrowers and the applicable Incremental Term Loan Lenders and shall be set forth in each applicable Joinder Agreement; provided, however, that the yield applicable to the Incremental Term Loans (including in addition to the applicable coupon, any interest rate “floors,” upfront or similar fees, and original issue discount payable to the holders of such Indebtedness (in their capacities as such) with respect to such Indebtedness) shall not be greater than the yield (including in addition to the applicable coupon, any interest rate “floors,” upfront or similar fees, and original issue discount payable to the holders of such Indebtedness (in their capacities as such) with respect to such Indebtedness) payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to the Loans plus 0.25% per annum, unless the interest rate with respect to the then outstanding Loans is increased so as to cause the then applicable yield (including in addition to the applicable coupon, any interest rate “floors,” upfront or similar fees, and original issue discount payable to the holders of such Indebtedness (in their capacities as such) with respect to such Indebtedness) under this Agreement on the Loans to equal the yield then applicable to the Incremental Term Loans (including in addition to the applicable coupon, any interest rate “floors,” upfront or similar fees, and original issue discount payable to the holders of such Indebtedness (in their capacities as such) with respect to such Indebtedness). Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.18.

2.19 Co-Borrowers. (a) Joint and Several Liability. All Obligations of the Borrowers under this Agreement and the other Loan Documents shall be joint and several Obligations of each Borrower. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Obligations of each Borrower hereunder, solely to the extent that such Borrower did not receive proceeds of Loans from any borrowing hereunder, shall be limited to a maximum aggregate amount equal to the largest amount that would not render its Obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under §548 of the Bankruptcy Code, 11 U.S.C. §548, or any applicable provisions of comparable state or foreign law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Borrower, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Borrower in respect of intercompany Indebtedness to any other Loan Party or Affiliates of any other Loan Party to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Loan Party hereunder) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation or contribution of such Borrower pursuant to (i) applicable law or (ii) any agreement providing for an equitable allocation among such Borrower and other Affiliates of any Loan Party of Obligations arising under the guarantees by such parties of the Obligations.

(b) Subrogation. Until the Obligations shall have been paid in full in cash, each Borrower shall withhold exercise of any right of subrogation, contribution or any other right to enforce any remedy which it now has or may hereafter have against the other Borrower or any other Guarantor. Each Borrower further agrees that, to the extent the waiver of its rights of subrogation, contribution and remedies as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any such rights such Borrower may have against the other Borrower, any Collateral or security or any such other Guarantor, shall be junior and subordinate to any rights the Administrative Agent may have against the other Borrower, any such Collateral or security, and any such other Guarantor. The Borrowers under this Agreement and the other Loan Documents together desire to allocate among themselves, in a fair and equitable manner, their Obligations arising under this Agreement and the other

Loan Documents. Accordingly, in the event any payment or distribution is made on any date by a Borrower under this Agreement and the other Loan Documents (a “Funding Borrower”) that exceeds its Obligation Fair Share as of such date, that Funding Borrower shall be entitled to a contribution from the other Borrower in the amount of such other Borrower’s Obligation Fair Share Shortfall as of such date, with the result that all such contributions will cause each Borrower’s Obligation Aggregate Payments to equal its Obligation Fair Share as of such date. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Borrower. The allocation among the Borrowers of their Obligations as set forth in this Section 2.19 shall not be construed in any way to limit the liability of either Borrower hereunder or under any Loan Document.

(c) Representative of Borrowers. AVG Holding hereby appoints AVG Technologies as, and each of AVG Holding and AVG Technologies hereby agrees that, at all times after the Borrowers’ Consolidation pursuant to and in accordance with the Permitted Restructuring, the Surviving Borrower shall be, its agent, attorney-in-fact and representative for the purpose of (i) making any borrowing requests or other requests required under this Agreement, (ii) the giving and receipt of notices by and to the Borrowers under this Agreement, (iii) the delivery of all documents, reports, financial statements and written materials required to be delivered by the Borrowers under this Agreement, and (iv) all other purposes incidental to any of the foregoing. AVG Holding agrees that any action taken by AVG Technologies as the agent, attorney-in-fact and representative of AVG Holding shall be binding upon AVG Holding to the same extent as if directly taken by AVG Holding. Each of AVG Holding and AVG Technologies hereby agrees that, at all times after the Borrowers’ Consolidation pursuant to and in accordance with the Permitted Restructuring, any action taken by the Surviving Borrower as the agent, attorney-in-fact and representative of AVG Holding and/or AVG Technologies shall be binding upon AVG Holding and/or AVG Technologies to the same extent as if directly taken by AVG Holding and/or AVG Technologies.

(d) Allocation of Loans. All Loans shall be made to (i) at all times prior to the Borrowers’ Consolidation pursuant to and in accordance with the Permitted Restructuring, AVG Technologies and (ii) at all times after the Borrowers’ Consolidation pursuant to and in accordance with the Permitted Restructuring, the Surviving Borrower, in each case, as borrower unless a different allocation of the Loans as between AVG Technologies, AVG Holding and the Surviving Borrower with respect to any borrowing hereunder is included in the applicable notice of borrowing.

(e) Obligations Absolute. Each Borrower hereby waives, for the benefit of the Administrative Agent and each Lender: (i) any right to require the Administrative Agent or any Lender, as a condition of payment or performance by such Borrower, to (A) proceed against any other Borrower, any guarantor (including any other Guarantor) of the Obligations or any other Person, (B) proceed against or exhaust any security held from any other Borrower, any guarantor or any other Person, (C) proceed against or have resort to any balance of any deposit account or credit on the books of the Administrative Agent or any Lender in favor of any other Borrower or any other Person, or (D) pursue any other remedy in the power of the Administrative Agent or any Lender whatsoever; (ii) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any other Borrower or any Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any other Borrower or any Guarantor from any cause other than payment in full of the Obligations; (iii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (iv) any defense based upon the Administrative Agent’s or any Lender’s errors or omissions in the administration of the Obligations, except behavior which amounts to bad faith or fraud; (v) (A) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Borrower’s obligations hereunder, (B) the benefit of any statute of limitations affecting such Borrower’s liability hereunder or the enforcement hereof, (C) any rights to set-offs, recoupments and counterclaims, and (D) promptness, diligence and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any security interest or Lien or any property subject thereto; (vi) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Sections 2.1(d), 2.1(e), 2.1(f), 2.4 and 2.5 of the Guaranty and any right to consent to any thereof; and (vii) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, each Borrower hereby jointly and severally represents and warrants to the Administrative Agent and each Lender that:

3.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet of AVG Technologies and its Subsidiaries as at September 30, 2010 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Transaction, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to AVG Technologies as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of AVG Technologies and its consolidated Subsidiaries as at September 30, 2010, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) The audited consolidated balance sheets of AVG Technologies and its Subsidiaries as at December 31, 2009 and December 31, 2008, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from BDO Audit & Assurance B.V., present fairly the consolidated financial condition of AVG Technologies and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of AVG Technologies and its Subsidiaries as at September 30, 2010, and the related unaudited consolidated statements of income and cash flows for the nine-month period ended on such date, present fairly the consolidated financial condition of AVG Technologies and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended (subject to normal year-end audit adjustments) other than certain tax claims related to AVG Technologies CY Limited as disclosed on Schedule 3.1(b). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with IFRS applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the unaudited consolidated balance sheet of AVG Technologies and its Subsidiaries as at September 30, 2010 other than (i) certain costs related to the Transaction, (ii) certain tax claims related to AVG Technologies CY Limited and (iii) certain liabilities in connection with share purchases and options, in each case, as disclosed on Schedule 3.1(b). During the period from December 31, 2009 to and including the date hereof there has been no Disposition by any Group Member of any material part of its business or property.

3.2 No Change. Since December 31, 2009, there has been no development, event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

3.3 Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and, to the extent applicable under the laws of such jurisdiction, in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and, to the extent applicable under the laws of such jurisdiction, in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except, with respect to clause (c) or (d) only, to the extent that any failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the extensions of credit on the terms and conditions of this Agreement. No material approval, consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Transaction and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (a) consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (b) the filings referred to in Section 3.18. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such material Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrowers or any of their respective Subsidiaries could reasonably be expected to have a Material Adverse Effect.

3.6 Litigation. No litigation, investigation, action, suit or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of a Borrower after due investigation, threatened by or against or affecting any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) that could reasonably be expected to have a Material Adverse Effect.

3.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

3.8 Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, except as could not reasonably be expected to have a Material Adverse Effect, and none of such property is subject to any Lien except as permitted by Section 6.3.

3.9 Intellectual Property. (a) Each Group Member is the sole and exclusive owner of the entire right, title, and interest in and to all Intellectual Property of such Group Member listed on Schedule 1.1C. Each Group Member owns or has the valid right to use and, where such Group Member does so, sublicense others to use, all other Intellectual Property material to the conduct of its business, free and clear of all Liens except for Liens pursuant to Section 6.3(a), 6.3(f) or 6.3(h).

(b) All material Intellectual Property of each Group Member is subsisting and has not been adjudged invalid or unenforceable, in whole or in part, nor, in the case of Patents, is any granted and issued Patent the subject of a reexamination proceeding, and each Group Member has performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain each and every existing registration and application of material Intellectual Property of such Group Member in full force and effect. No holding, decision, ruling, or judgment has been rendered in any action or proceeding before any court or administrative authority challenging the validity, enforceability, or scope of, or any Group Member’s right to register, own or use, any material Copyright, material Trademark or material granted and issued Patent, and, except as set forth on Schedule 1.1C, no such action or proceeding is pending or, to the best of each Group Member’s knowledge after due investigation, threatened.

(c) All registrations, issuances and applications for Copyrights, Patents and Trademarks of each Group Member are standing in the name of such Group Member, and none of the Trademarks, Patents, Copyrights or Trade Secrets owned by any Group Member has been licensed by such Group Member to any Affiliate or third party, except non-exclusive licenses granted in the ordinary course of business or as disclosed in Schedule 1.1C, and all material exclusive Copyright Licenses granted to any Group Member by any third party in respect of registered Copyrights have been properly recorded in the U.S. Copyright Office or, where appropriate, any foreign counterpart. All Copyrights owned by each Group Member that are material to the business of such Group Member or are otherwise of material value have been registered with the United States Copyright Office or, where appropriate, any foreign counterpart, except with respect to Copyrights that the applicable Group Member, in its reasonable business judgment, elects not to register for competitive reasons.

(d) No Borrower or Material Subsidiary has made a previous assignment, sale, transfer, exclusive license, or similar arrangement constituting a present or future assignment, sale, transfer, exclusive license or similar arrangement of any of its material Intellectual Property required to be described in Schedule 1.1C that has not been terminated or released. Each Group Member has taken commercially reasonable steps to protect the confidentiality of its Trade Secrets in accordance with industry standards. Each Group Member controls the nature and quality in accordance with industry standards of all products sold and all services rendered under or in connection with all Trademarks of such Group Member, in each case, consistent with industry standards, and has taken all action necessary to ensure that all licensees of the Trademarks owned by such Group Member comply with such Group Member’s standards of quality.

(e) To the best of its knowledge after due investigation, the conduct of each Group Member’s business does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property right of any other Person. Except as set forth on Schedule 1.1C, no written claim has been made that the use of any material Intellectual Property owned or used by any Group Member (or any of its respective licensees) infringes, misappropriates, dilutes or otherwise violates the asserted rights of any other Person and no demand that any Group Member enter into a license or co-existence agreement has been made but not resolved. To the best of its knowledge after due investigation, no Person is infringing, misappropriating, diluting or otherwise violating any rights in any material Intellectual Property owned, licensed or used by such Group Member, or any of its respective licensees. No settlements, consents, covenants not to sue, co-existence agreements, non-assertion assurances or releases have been entered into by any Group Member or bind any Group Member in a manner that could adversely affect such Group Member’s rights to own, license or use any material Intellectual Property.

3.10 Taxes. Each Borrower and Material Subsidiary has filed or caused to be filed all Federal, state and other material Tax returns and reports that are required to be filed and has paid all Taxes due and payable and any assessments made against it or any of its property or assets and all other Taxes, fees or other charges imposed on it or any of its property or assets by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with IFRS have been provided on the books of the relevant Group Member or which will not result in a Material Adverse Effect); no material Tax Lien has been filed and no material outstanding assessments are unpaid, and, to the knowledge of a Borrower after due investigation, no claim is being asserted, with respect to any such Tax, fee or other charge.

3.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used by any Group Member (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrowers will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

3.12 ERISA and Foreign Plans. (a) Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither a Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither a Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if a Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

(b) Except as could not reasonably be expected to have a Material Adverse Effect, (i) no Non-U.S. Plan Event has occurred or is reasonably expected to occur, (ii) the accrued benefit obligations of each Non-U.S. Plan with respect to all current and former participants do not exceed the assets of such Non-U.S. Plan and (iii) no Group Member is or has at any time been the employer, or connected or associated with the employers (as those terms are used in the UK Pensions Act 2004) in relation to a UK defined benefit pension plan.

3.13 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

3.14 Subsidiaries. Schedule 3.14 sets forth the name and jurisdiction of organization of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors, directors’ qualifying shares and stock options set forth on Schedule 3.14) of any nature relating to any Capital Stock of a Borrower or any Subsidiary, except as created by the Loan Documents.

3.15 Use of Proceeds. The proceeds of the Term Loans shall be used to finance a portion of the Transaction, to pay related fees and expenses and for general corporate purposes. The proceeds of any Incremental Term Loans shall be used for the purposes specified in the applicable Joinder Agreement.

3.16 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does a Borrower have knowledge or reason to believe, in each case, after due investigation that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of a Borrower after due investigation, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has assumed any liability of any other Person under Environmental Laws.

3.17 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrowers to be reasonable at the time made and at the time made available to the Administrative Agent or the Lenders, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the date hereof, the representations and warranties contained in the Transaction Documentation are true and correct in all material respects. There is no fact known to any Loan Party after due investigation that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

3.18 Security Documents. Each of the U.S. Collateral Agreement, each Foreign Collateral Agreement and each Foreign Pledge Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable first priority security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock (as defined in the U.S. Collateral Agreement or any Foreign Pledge Agreement) described in the U.S. Collateral Agreement or any Foreign Pledge Agreement, when stock certificates representing such Pledged Stock and/or in accordance with applicable local law and practice, a copy of each register of Capital Stock pledged pursuant to the U.S. Collateral Agreement, any Foreign Collateral Agreement or any Foreign Pledge Agreement, in each case, evidencing the registration in such register of the first priority security interest of the Administrative Agent, for the ratable benefit of the Secured Parties, are delivered to the Administrative Agent, and in the case of the other Collateral described in the U.S. Collateral Agreement, the Foreign Collateral Agreements, the Foreign Pledge Agreements when financing statements, Intellectual Property Security Agreements and other filings specified on Schedule 3.18 in appropriate form are filed in the offices specified on Schedule 3.18, the U.S. Collateral Agreement, the Foreign Collateral Agreements and the Foreign Pledge Agreements shall each constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guaranty), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 6.3). The Guaranty is in full force and effect.

3.19 Solvency. (a) Each Loan Party is, and after giving effect to the Transaction and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

(b) No (i) corporate action, legal proceedings or other procedure or step is taken in relation to (A) the suspension of payments, a moratorium of any Indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Group Member, (B) a composition, compromise, assignment or arrangement for the benefit of any creditors of any Group Member, (C) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Group Member or any of its assets or (D) enforcement of any Lien over any assets of any Group Member, or any analogous procedure or step is taken in any jurisdiction or (ii) expropriation, attachment, sequestration, distress or execution, or any analogous process in any jurisdiction, affects any asset or assets of any Group Member having an aggregate value in excess of $5,000,000 and is not discharged within 60 days, in the case of each of clauses (i) and (ii), has been taken or, to the knowledge of a Borrower after due investigation, threatened in relation to any Group Member.

3.20 Certain Documents. The Borrowers have delivered to the Administrative Agent a complete and correct copy of the Transaction Documentation, including any amendments, supplements or modifications with respect to any of the foregoing.

3.21 Bank Regulatory Information. To the extent applicable, each Group Member is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) all analogous laws of each other Relevant Jurisdiction. No part of the proceeds of the Loans will be used by any Group Member, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any analogous laws of each other Relevant Jurisdiction.

3.22 Centre of Main Interests and Establishments. Each Loan Party whose jurisdiction of incorporation or organization (as applicable to its legal form) is in a member state of the European Union has its “centre of main interests” (as that term is used in Article 3(1) of the European Regulation) in its jurisdiction of incorporation or organization and has no “establishment” (as that term is used in Article 2(h) of the European Regulation) in any other jurisdiction, except pursuant to and in accordance with the Permitted Restructuring.

3.23 Dutch Loan Parties. No Loan Party incorporated or otherwise organized in The Netherlands (a) has established a Works Council (ondernemingsraad), (b) has received any request to establish a Works Council or (c) is in the process of establishing a Works Council.

3.24 Enforcement and Relevant Jurisdiction. Except as may be limited by bankruptcy, insolvency, reorganization, dissolution, winding-up, receivership, liquidation, administration, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, or by public policy, due process, choice of law or other similar principles, any judgment obtained in relation to a Loan Document in the jurisdiction of the governing law of such Loan Document will be recognized and enforced in each Group Member’s Relevant Jurisdiction.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Credit Agreement; Security Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, each Borrower and each Person listed on Schedule 1.1A, (ii) the Guaranty, executed and delivered by each Borrower and each Guarantor, (iii) the U.S. Collateral Agreement, executed and delivered by each Loan Party party thereto, (iv) an Acknowledgement and Consent in the form attached to the U.S. Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party, (v) Intellectual Property Security Agreements with respect to the Intellectual Property of the Loan Parties to be perfected by filing such agreements with the United States Patent and Trademark Office, the United States Copyright Office or any similar foreign office, (vi) each Foreign Collateral Agreement, executed and delivered by each Foreign Loan Party party thereto and (vii) each Foreign Pledge Agreement, executed and delivered by each Foreign Loan Party party thereto.

(b) Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) audited consolidated financial statements of AVG Technologies and its Subsidiaries for the December 31, 2008 and December 31, 2009 fiscal years and (iii) unaudited interim consolidated financial statements of AVG Technologies and its Subsidiaries for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Borrowers, as reflected in the financial statements or projections contained in the Confidential Information Memorandum.

(c) Approvals. All governmental and third party consents and approvals (including landlords’ and other consents) necessary in connection with the Transaction, the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Transaction or the financing contemplated hereby.

(d) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where material assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(e) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrowers to the Administrative Agent on or before the Closing Date.

(f) Closing Certificate; Certified Organizational Documents; Good Standing Certificates. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including (i) the Organizational Documents of each Loan Party certified (to the extent applicable) by the relevant authority of the jurisdiction of organization of such Loan Party, (ii) to the extent available and customary under applicable law and in accordance with applicable local law and practice, a long form good standing certificate for each Loan Party from its jurisdiction of organization, (iii) signature and incumbency certificates of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of each Loan Party (together with a certificate of another officer of such Loan Party as to the incumbency and specimen signature of the authorized officer of such Loan Party executing the certificate in the form of Exhibit C), (iv) resolutions of the board of directors, the supervisory board (if applicable) or similar governing body of each Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by an authorized officer of such Loan Party as being in full force and effect without modification or amendment, and (v) in respect of the UK Loan Party only or to the extent required under applicable law, resolutions of the equity holders of each Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by an authorized officer of such Loan Party as being in full force and effect without modification or amendment.

(g) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions addressed to the Administrative Agent and the Lenders:

(i) the legal opinion of Baker & McKenzie LLP, counsel to the Borrowers and their Subsidiaries, substantially in the form of Exhibit E-1;

(ii) the legal opinion of Baker & McKenzie Amsterdam N.V., counsel of the Borrowers and their Subsidiaries, substantially in the form of Exhibit E-2; and

(iii) the legal opinion of local counsel to the Loan Parties in each jurisdiction of organization of any Loan Party and of such other special and local counsel to the Loan Parties as may be reasonably required by the Administrative Agent.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(h) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock (if certificated) pledged pursuant to the U.S. Collateral Agreement, any Foreign Collateral Agreement or any Foreign Pledge Agreement, in each case, together with an undated stock power or foreign equivalent thereof for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (ii) in accordance with applicable local law and practice, a copy of each register of Capital Stock pledged pursuant to the U.S. Collateral Agreement, any Foreign Collateral Agreement or any Foreign Pledge Agreement, in each case, evidencing the registration in such register of the first priority security interest of the Administrative Agent, for the ratable benefit of the Secured Parties, and (iii) each promissory note (if any) pledged to the Administrative Agent pursuant to the U.S. Collateral Agreement, any Foreign Collateral Agreement or any Foreign Pledge Agreement, in each case, endorsed (without recourse) in blank (or accompanied by an executed transfer form or foreign equivalent thereof in blank) by the pledgor thereof, including the Intercompany Note.

(i) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents to be filed, registered, recorded, notified or otherwise perfected in order to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.3), shall be in proper form for filing, registration, recordation, notification or other perfection. The Borrowers or the Czech Loan Parties shall have petitioned each applicable court in the Czech Republic with respect to the appointment of an independent expert to provide an opinion as to customary matters related to the guarantee by each Czech Loan Party of the Obligations pursuant to the Guaranty.

(j) Solvency Certificate. The Administrative Agent shall have received a solvency certificate from the chief financial officer of each Borrower or in the case of AVG Holding the managing director functioning in such capacity, in form and substance satisfactory to the Administrative Agent, demonstrating that, after giving effect to the Loans to be made on the Closing Date and the use of proceeds thereof, each Borrower and each Material Subsidiary is and will be, and the Borrowers and their Subsidiaries, taken as a whole, are and will be Solvent.

(k) No Litigation. There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of the Administrative Agent, singly or in the aggregate, materially impairs the Transaction, the financing thereof or any of the other transactions contemplated by the Loan Documents or the Transaction Documentation, or that could have a Material Adverse Effect.

(l) Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by the Administrative Agent and its counsel shall be satisfactory in form and substance to the Administrative Agent and such counsel, and the Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as the Administrative Agent may reasonably request.

(m) Know-Your-Customer Information. At least ten days prior to the Closing Date, the Administrative Agent and each Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

(n) Credit Rating. The Borrowers shall have been assigned a public corporate family rating from Moody’s and a public corporate credit rating from S&P.

For the purpose of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 4.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Notice of Borrowing. The Administrative Agent shall have received an irrevocable notice of borrowing as required by Section 2.2.

Each borrowing by a Borrower hereunder shall constitute a representation and warranty by the Borrowers as of the date of such extension of credit that the conditions contained in this Section 4.2 have been satisfied.

SECTION 5. AFFIRMATIVE COVENANTS

Each Borrower hereby jointly and severally agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each Borrower shall and shall cause each of its Subsidiaries to:

5.1 Financial Statements. Furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of AVG Technologies (or the Surviving Borrower, if applicable), a copy of the audited consolidated balance sheet of AVG Technologies (or the Surviving Borrower, if applicable) and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by BDO Audit & Assurance B.V. or other independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event within 120 days after the end of each fiscal year of AVG Holding, a copy of the audited balance sheet of AVG Holding as at the end of such year and the related audited statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by BDO Audit & Assurance B.V. or other independent certified public accountants of nationally recognized standing; and

(c) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of AVG Technologies (or the Surviving Borrower, if applicable), the unaudited consolidated balance sheet of AVG Technologies (or the Surviving Borrower, if applicable) and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with IFRS applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

5.2 Certificates; Other Information. Furnish to the Administrative Agent and each Lender (or, in the case of clause (f), to the relevant Lender):

(a) concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b), certificates of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificates;

(b) concurrently with the delivery of any financial statements pursuant to Sections 5.1(a) and 5.1(c), (i) a Compliance Certificate of a Responsible Officer of AVG Technologies (or the Surviving Borrower, if applicable) stating that, to the best of each such Responsible Officer’s knowledge after due investigation, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such Compliance Certificate and attaching (A) the quarterly or annual financial statements delivered pursuant to Section 5.1(a) or 5.1(c), as the case may be, (B) all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of AVG Technologies (or the Surviving Borrower, if applicable), as the case may be, and (C) to the extent not previously disclosed to the Administrative Agent, (1) a description of any change in the jurisdiction of organization of any Loan Party, (2) a list of any Intellectual Property developed or acquired by any Loan Party and a supplement to Schedule 1.1C, (3) a list of each Subsidiary that has become, or ceased to be, an IP Subsidiary or a Material Subsidiary during the most recently ended fiscal quarter and (4) a description of any Person that has become a Group Member, in each case since the date of the most recent report delivered pursuant to this clause (C) (or, in the case of the first such report so delivered, since the Closing Date);

(c) concurrently with the delivery of any financial statements pursuant to Section 5.1(b), a Compliance Certificate of a Responsible Officer of AVG Holding stating that, to the best of such Responsible Officer’s knowledge after due investigation, AVG Holding during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such Compliance Certificate;

(d) as soon as available, and in any event no later than 45 days after the end of each fiscal year of AVG Technologies (or the Surviving Borrower, if applicable), a projected consolidated balance sheet of AVG Technologies (or the Surviving Borrower, if applicable) and its consolidated Subsidiaries as of the end of the following fiscal year and the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect; provided, however, that this Section 5.2(d) shall not apply at any time that AVG Technologies (or the Surviving Borrower, if applicable) is a publicly reporting company or has made filings required for becoming a publicly reporting company with the relevant financial regulatory authorities;

(e) within five days after the same are sent, copies of all financial statements and reports that a Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that a Borrower may make to, or file with, the SEC; and

(f) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature (provided that all obligations for Taxes shall be satisfied in their entirety), except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with IFRS with respect thereto have been provided on the books of the relevant Group Member.

5.4 Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5 Maintenance of Property; Insurance. (a)(i) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, and (ii) ensure that all necessary and appropriate repairs, renewals, replacements, extensions, additions, betterments and improvements to such property or equipment, to the extent and in the manner customary for companies in the industry in which the Group Members conduct business and consistent with third party leases, are made thereto from time to time, except, in each case, to the extent the failure to do so could not be reasonably expected to have a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business.

5.6 Inspection of Property; Books and Records. (a) Keep proper books of records and account in which full, true and correct entries in conformity with IFRS and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Administrative Agent (and, if accompanied by a representative of the Administrative Agent, any Lender) to, upon at least 14 Business Days’ prior written notice from the Administrative Agent to the Borrowers (except during the continuance of an Event of Default when no such prior written notice shall be required), visit and inspect any of its properties and examine and make abstracts from any of its books and records (limited, except during the continuance of an Event of Default, to one such visit and inspection per year at each such property).

5.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding against any Group Member (i) in which the amount involved is $5,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d) the following events, as soon as possible and in any event within 30 days after a Borrower knows or has reason to know, in each case, after due investigation, thereof: (i) the occurrence of any Reportable Event with respect to any Plan or any comparable event with respect to any Foreign Plan, a failure to make any required contribution to a Plan or a Foreign Plan, the creation of any Lien in favor of the PBGC or a Plan or a Foreign Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or any Foreign Plan, (ii) the institution of proceedings or the taking of any other action by the PBGC or a Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan or any Foreign Plan, (iii) the adoption of any new Foreign Plan that provides pension benefits by any Loan Party, any of its Subsidiaries or ERISA Affiliate, (iv) the adoption of any amendment to a Foreign Plan that provides pension benefits if such amendment results in a material increase in benefits of unfunded liabilities or (v) the commencement of contributions by any Loan Party, any of its Subsidiaries or any of their respective ERISA Affiliates to a Foreign Plan that provides pension benefits; and

(e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrowers propose to take with respect thereto.

5.8 Environmental Laws. (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

5.9 Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date by any Loan Party (other than (x) any property described in paragraph (b), (c) or (d) below, (y) any property subject to a Lien expressly permitted by Section 6.3(g) and (z) any property (other than Intellectual Property) that the Borrowers reasonably believe has a fair market value not in excess of $5,000,000 in the aggregate) as to which the Administrative Agent, for the ratable benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the U.S. Collateral Agreement, the Foreign Collateral Agreements, the Foreign Pledge Agreements or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected first priority security interest in such property, including the filing of documents (including Uniform Commercial Code financing statements and Intellectual Property Security Agreements) in such jurisdictions as may be required by the U.S. Collateral Agreement, the Foreign Collateral Agreements or the Foreign Pledge Agreements or by law or as may be requested by the Administrative Agent; provided, however, that, with respect to the grant or perfection of a security interest to the Administrative Agent, for the ratable benefit of the Secured Parties, in any such property of any Loan Party constituting Capital Stock of any non-Guarantor Subsidiary, no Loan Party shall be required to execute and deliver any document or take any actions in the jurisdiction of organization of such non-Guarantor Subsidiary, unless such jurisdiction of organization is also the jurisdiction of organization of any Loan Party.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $10,000,000 acquired after the Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 6.3(g)), promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (A) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (B) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions of counsel to the Loan Parties relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) With respect to any new Material Subsidiary created or acquired after the Closing Date by any Group Member, and with respect to any Immaterial Subsidiary that becomes a new Material Subsidiary due to the creation or acquisition of a new Subsidiary or due to an Investment in a Subsidiary that was previously an Immaterial Subsidiary, or otherwise: (i) execute and deliver to the Administrative Agent such amendments to the Guaranty, the U.S. Collateral Agreement, the Foreign Collateral Agreements and the Foreign Pledge Agreements as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Material Subsidiary that is owned by any Group Member, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers or foreign equivalent in blank, executed and delivered by a duly authorized officer of the relevant Group Member to the extent such actions are permitted by, and enforceable under, applicable law and, if applicable, in accordance with applicable local law and practice, a copy of each register of Capital Stock pledged pursuant to the U.S. Collateral Agreement, any Foreign Collateral Agreement or any Foreign Pledge Agreement, in each case, evidencing the registration in such register of the first priority security interest of the Administrative Agent, for the ratable benefit of the Secured Parties, and each promissory note (if any) pledged to the Administrative Agent pursuant to the U.S. Collateral Agreement, any Foreign Collateral Agreement or any Foreign Pledge Agreement, in each case, endorsed (without recourse) in blank (or accompanied by an executed transfer form or foreign equivalent thereof in blank) by the pledgor thereof, including the Intercompany Note, (iii) cause such new Material Subsidiary (A) to become a party to the Guaranty, the U.S. Collateral Agreement, the Foreign Collateral Agreements and the Foreign Pledge Agreements, as applicable, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the ratable benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the U.S. Collateral Agreement, the Foreign Collateral Agreements and the Foreign Pledge Agreements with respect to such new Subsidiary, including the filing of documents (including Uniform Commercial Code financing statements) in such jurisdictions as may be required by the U.S. Collateral Agreement, the Foreign Collateral Agreements or the Foreign Pledge Agreements or by law or as may be requested by the Administrative Agent; provided, however, that, with respect to the grant or perfection of a security interest to the Administrative Agent, for the ratable benefit of the Secured Parties, in any property of such new Material Subsidiary constituting

Capital Stock of any non-Guarantor Subsidiary, such new Material Subsidiary shall not be required to execute and deliver any document or take any actions in the jurisdiction of organization of such non-Guarantor Subsidiary, unless such jurisdiction of organization is also the jurisdiction of organization of any Loan Party (including such new Material Subsidiary) and (C) to deliver to the Administrative Agent a certificate of such Material Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions of counsel to the Loan Parties relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any Subsidiary identified as a new IP Subsidiary or new Material Subsidiary pursuant to Section 5.2(b), promptly, and in any event within 20 days or such other period as set forth in each applicable Security Document, take all actions, if any, required to be taken with respect to such Subsidiary in order to satisfy the other requirements of this Section 5.9 with respect to such Subsidiary.

(e) In the event that any Group Member develops or acquires (directly or in connection with an Investment permitted under Section 6.7) any Intellectual Property that is or is reasonably anticipated by the Borrowers to be material to the business or operations of the Group Members, except as prohibited by Requirements of Law or resulting in material adverse tax consequences, ensure that such Intellectual Property is, as promptly as practical after such development or acquisition, owned by a Loan Party organized in an IP Qualified Jurisdiction.

5.10 Intellectual Property. (a) Within thirty days of the creation or acquisition or exclusive license of any copyrightable work that is material to the business of any Borrower or Material Subsidiary or is otherwise of material value, apply to register the Copyright in the United States Copyright Office or, where appropriate, any foreign counterpart and, in the case of an exclusive Copyright License in respect of a registered Copyright, record such license, in the United States Copyright Office or, where appropriate, any foreign counterpart, except with respect to Copyrights that a Borrower or a Material Subsidiary, in its reasonable business judgment, elects not to register for competitive reasons.

(b) Promptly notify the Administrative Agent if it knows or has reason to know, in each case, after due investigation, that any material item of Intellectual Property of any Borrower or Material Subsidiary may become (i) abandoned or dedicated to the public or placed in the public domain, (ii) invalid or unenforceable, (iii) subject to any adverse determination or development regarding the ownership, registration or use or the validity or enforceability of such item of Intellectual Property (including the institution of, or any adverse development with respect to, any action or proceeding in the United States Patent and Trademark Office, the United States Copyright Office, any state registry, any foreign counterpart of the foregoing, or any court) or (iv) the subject of any reversion or termination rights. Take all commercially reasonable steps to pursue and protect all material Trademarks, Patents and Copyrights owned by or exclusively licensed to any Borrower or Material Subsidiary, including those items on Schedule 1.1C.

(c) Use commercially reasonable efforts so as not to permit the inclusion in any contract to which it hereafter becomes a party of any provision that could or may in any way materially impair or prevent the creation of a security interest in, or the assignment of, any Borrower or Material Subsidiary’s, rights and interests in any property included within the definitions of any Intellectual Property acquired under such contracts. In the event that any material item of Intellectual Property owned by or exclusively licensed to any Group Member is infringed, misappropriated, diluted or otherwise violated by a third party, promptly take all commercially reasonable actions to stop such infringement, misappropriation, dilution or other violation and protect such Group Member’s rights in such Intellectual

Property including, but not limited to, the initiation of a suit for injunctive relief and to recover damages; provided, however, that in the case of Patent Licenses, Trademark Licenses or Copyright Licenses, such obligation is subject to the terms of the applicable, governing license agreement.

(d) Take all steps reasonably necessary to protect the secrecy of all material Trade Secrets, including entering into confidentiality agreements with employees and consultants and labeling and restricting access to secret information and documents and use proper statutory notice in connection with its use of any material Intellectual Property. Collect, at its own expense, all material amounts due or to become due to any Group Member in respect of its Intellectual Property or any portion thereof and in connection therewith take such action as any Group Member or the Administrative Agent may deem reasonably necessary or advisable to enforce collection of such amounts.

5.11 Lenders Telephone Conferences. Upon the request of the Administrative Agent or the Required Lenders, participate, and, if requested by the Administrative Agent, use commercially reasonable efforts to cause the Borrowers’ independent certified public accountants to participate, in an English language telephone conference with the Administrative Agent and the Lenders once during each fiscal year at such time as may be agreed to by the Borrowers and the Administrative Agent.

5.12 Maintenance of Ratings. At all times, maintain a public corporate family rating from Moody’s and a public corporate credit rating from S&P.

5.13 Foreign Plans. Ensure that (a) all Foreign Plans operated by or maintained for the benefit of any Group Member and/or any of their respective employees are fully funded to the extent required by their terms and applicable law and (b) neither any Group Member nor any of its Subsidiaries becomes an employer (for the purposes of section 38 to 51 of the UK Pensions Act 2004, as amended from time to time) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the UK Pensions Schemes Act 1993) or “connected” with or an “associate” of (as those terms are used in section 38 or 43 of the UK Pensions Act 2004) such an employer.

5.14 Financial Assistance. Comply in all respects with sections 678 and 679 of the UK Companies Act 2006 (as amended from time to time) and any other financial assistance legislation in any Relevant Jurisdiction, including in relation to the execution of the Security Documents and payment of amounts due under the Loan Documents.

5.15 Bank Regulatory Information. If in connection with (a) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Closing Date, (b) any change in the status of a Group Member after the Closing Date, (c) the addition of any Loan Party pursuant to Section 5.9 or (d) any proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a Person that was not previously a Lender hereunder, the Administrative Agent or any Lender (or, in the case of clause (d) above, any prospective Lender) requires additional information in order to comply with “know your customer” or similar identification procedures, promptly, upon the request of the Administrative Agent or such Lender, provide such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or such Lender (for itself or, in the case of the event described in clause (d) above, on behalf of any prospective Lender) in order for the Administrative Agent, such Lender or such prospective Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar procedures under all applicable laws and regulations in connection with the Loan Documents.

5.16 Post-Closing Deliverables. Execute and deliver each of the documents set forth on Schedule 5.16 and otherwise satisfy the requirements set forth on Schedule 5.16, in each case, on or before the date specified for each such document or requirement, as the case may be, or such later date to be determined by the Administrative Agent.

SECTION 6. NEGATIVE COVENANTS

Each Borrower hereby jointly and severally agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

6.1 Financial Condition Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of AVG Technologies (or the Surviving Borrower, if applicable) ending with any fiscal quarter set forth below to exceed the ratio set forth below:

Fiscal Quarters Ending	Consolidated Leverage Ratio
on or after June 30, 2011 and before March 31, 2012	3.00:1.00
on or after March 31, 2012 and before March 31, 2013	2.50:1.00
on or after March 31, 2013	2.00:1.00

(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of AVG Technologies (or the Surviving Borrower, if applicable) (or, if less, the number of full fiscal quarters subsequent to the Closing Date) ending with any fiscal quarter set forth below to be less than the ratio set forth below:

Fiscal Quarter Ending	Consolidated Interest Coverage Ratio
on or after June 30, 2011 and before June 30, 2012	3.00:1.00
on or after June 30, 2012 and before June 30, 2013	3.50:1.00
on or after June 30, 2013	4.00:1.00

; provided that the Cure Right set forth in Section 9.24 shall apply with respect to any Event of Default under Section 7.1(c) as a result of a breach of Section 6.1(a) or 6.1(b).

6.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of any Guarantor to any other Subsidiary of a Borrower; provided that (i) all such Indebtedness shall be evidenced by the Intercompany Note, and, if owed to a Loan Party, shall be subject to a first priority Lien pursuant to the Security Documents, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Note, (iii) any payment by any such Guarantor under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Guarantor to such other Subsidiary for whose benefit such payment is made and (iv) such Indebtedness is permitted as an Investment under Section 6.7(g);

(c) Guarantee Obligations incurred in the ordinary course of business by any Subsidiary of a Borrower of obligations of any Loan Party;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 6.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

(e) Indebtedness in respect of Swap Agreements permitted by Section 6.10;

(f) unsecured and/or subordinated Indebtedness of any Subsidiary of a Borrower (other than AVG Technologies and New Dutch Holdco); provided that, at the time of the incurrence of such Indebtedness and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) AVG Technologies (or the Surviving Borrower, if applicable) shall be in pro forma compliance with each of the covenants set forth in Section 6.1 as of the last day of the most recently ended Reference Period after giving effect to such Indebtedness and any borrowings thereunder, assuming, in the case of the Consolidated Leverage Ratio, that the applicable maximum level set forth in Section 6.1(a) for the last day of the most recently ended Reference Period was 0.50:1.00 lower than the maximum level of the Consolidated Leverage Ratio actually set forth therein; and

(g) additional Indebtedness of any Subsidiary of a Borrower (other than AVG Technologies and New Dutch Holdco) in an aggregate principal amount (for all such Subsidiaries of the Borrowers) not to exceed $10,000,000 at any one time outstanding.

6.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of each applicable Group Member in conformity with IFRS;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of a Borrower or any of its Subsidiaries;

(f) Liens in existence on the date hereof listed on Schedule 6.3(f), securing Indebtedness permitted by Section 6.2(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of any Subsidiary of a Borrower (other than AVG Technologies and New Dutch Holdco) incurred pursuant to Section 6.2(g) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor under any lease entered into by a Borrower or any Subsidiary of a Borrower in the ordinary course of its business and covering only the assets so leased;

(j) Liens arising in the ordinary course of business (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or, to the extent such analogous provisions exist, any analogous provisions of the laws of any other Relevant Jurisdiction on items in the course of collection or (ii) in favor of a banking institution arising as a matter of law or standard banking agreements encumbering deposits (including the right to setoff) and which are within the general parameters customary in the banking industry of the Relevant Jurisdiction (including algemene bankvoorwaarden in The Netherlands); and

(k) Liens (other than Liens securing Indebtedness) not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrowers and all Subsidiaries) $10,000,000 at any one time.

Notwithstanding the foregoing, (A) no Liens on any Intellectual Property that is Collateral shall be permitted at any time, other than Liens pursuant to Section 6.3(a), 6.3(f) or 6.3(h) and (B) no new Subsidiary that is required to become a Loan Party hereunder shall create, incur, assume or permit to exist any Lien (other than any non-consensual Lien or any Lien of the type referred to in Section 6.3(i)) until such new Subsidiary shall have become a Loan Party and all the other requirements set forth in Section 5.9 with respect to such new Subsidiary shall have been satisfied.

6.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) subject to the provisions of Section 6.14, any Subsidiary of a Borrower may be merged or consolidated (i) with or into such Borrower (provided that such Borrower shall be the continuing or surviving corporation) or (ii) with or into any Guarantor (provided that such Guarantor shall be the continuing or surviving corporation) or (iii) with or into any other Subsidiary (provided that, to the extent that as a result of such merger or consolidation such Subsidiary is no longer an Immaterial Subsidiary, such Subsidiary shall immediately upon such merger or consolidation become a Guarantor and otherwise comply with Sections 5.9 and 5.10);

(b) any Subsidiary of a Borrower may Dispose of any or all of its assets (i) to such Borrower or any Guarantor (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 6.5; provided that in no event shall any IP Subsidiary or Material Subsidiary Dispose of all or substantially all of its assets under this Section 6.4(b) to any Person other than a Borrower or any Guarantor;

(c) any Investment expressly permitted by Section 6.7 may be structured as a merger, consolidation or amalgamation; and

(d) the Loan Parties may enter into the Permitted Restructuring and consummate the transactions set forth in Schedule 1.1E.

6.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business;

(b) the sale of inventory in the ordinary course of business;

(c) Dispositions permitted by clause (i) of Section 6.4(b);

(d) the sale or issuance of any Subsidiary’s Capital Stock (i) to a Borrower, (ii) to any Guarantor or (iii) at any time after the Borrowers’ Consolidation pursuant to and in accordance with the Permitted Restructuring, with respect to the Surviving Borrower only, in connection with or following the Permitted IPO and, upon the formation of New Dutch Holdco and compliance with the terms with respect to New Dutch Holdco set forth in the definition of “Permitted IPO” in Section 1.1, to the Permitted Investors or any other Person owning Capital Stock of the Surviving Borrower;

(e) the Disposition of other property having a fair market value not to exceed $75,000,000 in the aggregate for any fiscal year of the Borrowers; and

(f) Dispositions entered into as part of the Permitted Restructuring and set forth in Schedule 1.1E.

Notwithstanding the foregoing, no Disposition of Intellectual Property by an IP Subsidiary will be made pursuant to this Section 6.5 (except pursuant to Section 6.5(c)) if such Intellectual Property is material to the business or operations of the Group Members.

6.6 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to AVG Technologies, the Surviving Borrower or any Guarantor and AVG Technologies may make Restricted Payments to AVG Holding; provided that AVG Technologies may make Restricted Payments to AVG Holding pursuant to this Section 6.6(a) only to permit AVG Holding to pay (i) corporate overhead expenses incurred in the ordinary course of business not to exceed $200,000 in any fiscal year, (ii) any Taxes that are due and payable by AVG Holding as part of a consolidated group, (iii) any Obligations (other than any Obligations with respect to Secured Swap Agreements), (iv) Restricted Payments permitted by Section 6.6(f) and (v) any guarantee fees that are required to be paid to any Guarantor for the provision of the Guaranty;

(b) so long as no Default or Event of Default shall have occurred and be continuing, any Subsidiary may make Restricted Payments to AVG Technologies or, at any time after the Borrowers’ Consolidation pursuant to and in accordance with the Permitted Restructuring, the Surviving Borrower to permit AVG Technologies or the Surviving Borrower, as applicable, to purchase AVG Technologies’ or the Surviving Borrower’s, as applicable, common stock or common stock options from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee; provided that the aggregate amount of Restricted Payments under this Section 6.6(b) after the date hereof shall not exceed $5,000,000 in any fiscal year;

(c) (i) at any time prior to the Borrowers’ Consolidation, AVG Technologies may make Restricted Payments to AVG Holding, which in turn may pay out Class D Cumulative Dividends (as defined in, and provided for, the Organizational Documents of AVG Technologies and AVG Holding each as in effect on the Closing Date) or (ii) at any time after the Borrowers’ Consolidation, the Surviving Borrower may pay out Class D Cumulative Dividends (as defined in, and provided for, the Surviving Borrower’s Organizational Documents, which shall with respect to such matters, be substantially similar, mutatis mutandis, to AVG Technologies’ Organizational Documents as in effect on the Closing Date); provided that, on the date of each of the afore-described payments, both before and after giving effect thereto, (A) no Default or Event of Default shall have occurred and be continuing and (B) AVG Technologies (or the Surviving Borrower, if applicable) shall be in pro forma compliance with each of the covenants set forth in Section 6.1 as of the last day of the most recently ended Reference Period after giving effect to such payment, assuming, in the case of the Consolidated Leverage Ratio, that the applicable maximum level set forth in Section 6.1(a) for the last day of the most recently ended Reference Period was 0.50:1.00 lower than the maximum level of the Consolidated Leverage Ratio actually set forth therein;

(d) (i) AVG Technologies may make Restricted Payments to AVG Holding and (ii) AVG Holding or, at any time after the Borrowers’ Consolidation pursuant to and in accordance with the Permitted Restructuring, the Surviving Borrower may make Restricted Payments to the Permitted Investors; provided that the aggregate amount of Restricted Payments made pursuant to this Section 6.6(d) shall not exceed an aggregate amount equal to (A) $20,000,000 plus, if, after giving effect to the aggregate amount of each applicable Restricted Payment made pursuant to this Section 6.6(d), the aggregate amount of cash and Cash Equivalents of the Borrowers and their Subsidiaries included in the consolidated balance sheet of AVG Technologies (or the Surviving Borrower, if applicable) and its Subsidiaries shall exceed $50,000,000, an additional $20,000,000 minus (B) the aggregate amount of Investments made pursuant to Section 6.7(k) on or prior to the date of each applicable Restricted Payment;

(e) at any time after a Permitted IPO, Restricted Payments by AVG Technologies or, at any time after the Borrowers’ Consolidation pursuant to and in accordance with the Permitted Restructuring, the Surviving Borrower to any owner of its Capital Stock (which Restricted Payments, if, at any time prior to the Borrowers’ Consolidation pursuant to and in accordance with the Permitted Restructuring, to AVG Holding, may be used by AVG Holding to make Restricted Payments), in an amount equal to the Available Amount as of the time such Restricted Payments were made; provided that on the date of each Restricted Payment pursuant to this Section 6.6(e), both before and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) AVG Technologies (or the Surviving Borrower, if applicable) shall be in pro forma compliance with each of the covenants set forth in Section 6.1 as of the last day of the most recently ended Reference Period after giving effect to such Restricted Payment, assuming, in the case of the Consolidated Leverage Ratio, that the applicable maximum level set forth in Section 6.1(a) for the last day of the most recently ended Reference Period was 1.50:1.00; and

(f) Restricted Payments by AVG Technologies and AVG Holding or, at any time after the Borrowers’ Consolidation pursuant to and in accordance with the Permitted Restructuring, the Surviving Borrower to Permitted Investors and employees in connection with the Transaction and pursuant to and in accordance with the Transaction Documentation in an aggregate amount not to exceed $224,000,000.

6.7 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in Cash Equivalents;

(c) Guarantee Obligations permitted by Section 6.2;

(d) loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $1,000,000 at any one time outstanding;

(e) the Transaction;

(f) Investments in assets useful in the business of any Group Member made by any Guarantor with the proceeds of any Reinvestment Deferred Amount;

(g) intercompany Investments by any Group Member in a Borrower or any Person that, prior to such investment, is a Guarantor; provided that any Investment by a Guarantor or in a Borrower or a Guarantor in the form of a loan or advance shall be evidenced by the Intercompany Note and, in the case of a loan or advance by a Loan Party, pledged by such Loan Party as Collateral pursuant to the Security Documents;

(h) in addition to Investments otherwise expressly permitted by this Section, Investments by any Guarantor in an aggregate amount (valued at cost) not to exceed $10,000,000 in any fiscal year or $25,000,000 in the aggregate during the term of this Agreement;

(i) Investments in Swap Agreements permitted under Section 6.10;

(j) Investments constituting Permitted Acquisitions;

(k) at any time on or prior to September 30, 2011, a Borrower or any Guarantor may make Investments in an aggregate amount not to exceed $40,000,000 minus the aggregate amount of Restricted Payments made pursuant to Section 6.6(d) on or prior to the date of the applicable Investment; and

(l) Investments in an aggregate amount outstanding not to exceed the Available Amount as of the time such Investments were made; provided that on the date of each Investment pursuant to this Section 6.7(l), both before and after giving effect thereto, (i) no Default or Event of

Default shall have occurred and be continuing and (ii) AVG Technologies (or the Surviving Borrower, if applicable) shall be in pro forma compliance with each of the covenants set forth in Section 6.1 as of the last day of the most recently ended Reference Period after giving effect to such Investment, assuming, in the case of the Consolidated Leverage Ratio, that the applicable maximum level set forth in Section 6.1(a) for the last day of the most recently ended Reference Period was 0.50:1.00 lower than the maximum level of the Consolidated Leverage Ratio actually set forth therein.

6.8 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than any Group Member) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

6.9 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.

6.10 Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks related to foreign currency exchange rates among the currencies of any of the Relevant Jurisdictions to which a Borrower or any Subsidiary has exposure from time to time and not for speculative purposes and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of a Borrower or any Subsidiary and not for speculative purposes.

6.11 Changes in Fiscal Periods. Permit the fiscal year of the Borrowers to end on a day other than December 31 or change the Borrowers’ method of determining fiscal quarters.

6.12 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents and (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

6.13 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of a Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, a Borrower or any other Subsidiary of a Borrower, (b) make loans or advances to, or other Investments in, a Borrower or any other Subsidiary of a Borrower or (c) transfer any of its assets to a Borrower or any other Subsidiary of a Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

6.14 Lines of Business. (a) With respect to each Borrower and New Dutch Holdco, (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of (A) in the case of AVG Holding, the Capital Stock of AVG Technologies, (B) in the case of the Surviving Borrower, the Capital Stock of New Dutch Holdco and (C) in the case of each of AVG Technologies and New Dutch Holdco, the Capital Stock of its Subsidiaries, (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (A) Indebtedness incurred pursuant to Section 6.2(a) and Liens incurred pursuant to Section 6.3(h), (B) nonconsensual obligations imposed by operation of law, (C) obligations pursuant to the Loan Documents to which it is a party and (D) obligations with respect to its Capital Stock or (iii) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with dividends made by such Borrower or New Dutch Holdco in accordance with Section 6.6 pending application in the manner contemplated by said Section) and Cash Equivalents) other than its ownership of (A) in the case of AVG Holding, the Capital Stock of AVG Technologies, (B) in the case of the Surviving Borrower, the Capital Stock of New Dutch Holdco and (C) in the case of each AVG Technologies and New Dutch Holdco, the Capital Stock of its Subsidiaries and any assets acquired pursuant to Section 6.4(b), provided that (1) AVG Technologies may issue Capital Stock in connection with the Permitted IPO, (2) each Borrower and New Dutch Holdco may enter into the Permitted Restructuring and consummate the transactions set forth in Schedule 1.1E and (3) AVG Technologies may acquire, hold and license Intellectual Property, provided that there is no Indebtedness or other net financial obligations or liabilities connected or associated therewith, or (b) with respect to each Group Member, enter into any business, either directly or through any Subsidiary, except for those businesses in which a Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto (it being understood that each of the following is reasonably related thereto for purposes of this Section 6.14(b): services with respect to security, search, social media and data provision via the Internet or other mobile or digital technology, online advertising and related industries and adjacent markets involving security related products or other electronically distributed software).

6.15 Amendments or Waivers of Organizational Documents and Transaction Documents. Amend, supplement, restate or otherwise modify (pursuant to a waiver or otherwise) (a) any of its Organizational Documents in any material way (including, with respect to AVG Technologies’ Organizational Documents, any amendment, supplement, restatement or other modification of any of the terms and provisions regarding Class D Cumulative Dividends) except for any such amendment, supplement, restatement or modification in order to accomplish the Permitted Restructuring or in connection with the Permitted IPO or (b)(i) the terms and conditions of the indemnities and licenses furnished to each Borrower or any of their respective Subsidiaries pursuant to the Transaction Documentation such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto or (ii) any other terms and conditions of the Transaction Documentation, except for any such amendment, supplement or modification pursuant to this clause (ii) that (A) becomes effective after the Closing Date and (B) could not reasonably be expected to have a Material Adverse Effect.

6.16 Intellectual Property. (a) Do any act or omit to do any act whereby any of the Intellectual Property that is material to the business of any Group Member, or is otherwise of material value, may lapse, or become abandoned, canceled, dedicated to the public, forfeited, unenforceable or otherwise impaired, or which would adversely affect the validity, grant, or enforceability of the security interest granted therein, or fail to take all commercially reasonable steps necessary to insure that licensees of a Group Member’s material Trademarks use consistent standards of quality.

(b) With respect to any Trademarks that are material to the business of any Group Member, or are otherwise of material value, fail to maintain the level of the quality of products sold and services rendered under any of such Trademark at a level at least substantially consistent with the quality of such products and services as of the Closing Date, except in such Group Member’s commercially reasonable business judgment and consistent with past practice.

6.17 Centre of Main Interests and Establishments. With respect to each Loan Party whose jurisdiction is in a member state of the European Union, change such Loan Party’s “centre of main interest” (as that term is used in the European Regulation) in a manner that could reasonably be expected to result in a Material Adverse Effect.

SECTION 7. EVENTS OF DEFAULT; APPLICATION OF PROCEEDS

7.1 Events of Default. If any of the following events shall occur and be continuing (each, an “Event of Default”):

(a) a Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or a Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 5.4(a) (with respect to the Borrowers only) of this Agreement, or in Section 5.6(a) or Section 6 of this Agreement (provided that an Event of Default pursuant to this Section 7.1(c) as a result of a breach of Section 6.1(a) or 6.1(b) shall not occur until the Borrowers have been given the opportunity to exercise the Cure Right pursuant to and in accordance with Section 9.24), or in Sections 4.5 and 4.7(b) of the U.S. Collateral Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrowers from the Administrative Agent or the Required Lenders; or

(e) any Loan Party shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $25,000,000; or

(f) (i) any Loan Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts (or any Loan Party organized under the laws of The Netherlands shall have filed a notice under Section 36 of The Dutch Collection Act (Invorderingswet 1990)), or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment, (B) remains undismissed or undischarged for a period of 60 days or (C) a moratorium in relation to any Czech Loan Party, Dutch Loan Party or U.K. Loan Party is declared; or (iii) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process (including by way of executory attachment (executorial beslag) or interlocutory attachment (conservatoir beslag)) against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) any analogous procedure or step is taken in relation to any Loan Party in any jurisdiction; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Loan Party involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable with respect to any material amount of the Collateral and of the same effect and priority purported to be created thereby; or

(j) the guarantee or any other provision contained in the Guaranty shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert or shall otherwise deny or disaffirm such Loan Party’s obligations under the Guaranty; or

(k) a Change in Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to a Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.

7.2 Application of Proceeds. At such intervals as may be agreed upon by the Borrowers and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, and any proceeds of the Guaranty, in payment of the Obligations in the following order:

(a) first, to the Administrative Agent, to pay incurred and unpaid fees and expenses of the Administrative Agent in connection with any Loan Document (including indemnification payments and reimbursements);

(b) second, to the Administrative Agent, for application by it towards payment in full in cash of amounts then due and owing and remaining unpaid in respect of the Obligations (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), pro rata among the Secured Parties according to the amounts of the Obligations then due and owing and remaining unpaid to the Secured Parties;

(c) third, to the Administrative Agent, for application by it towards prepayment in full in cash of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then held by the Secured Parties; and

(d) fourth, to the Borrowers or whomsoever may be lawfully entitled to receive such balance, any balance remaining after the payment in full in cash of all Obligations and the termination of the Commitments.

SECTION 8. THE AGENTS

8.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

8.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

8.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

8.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

8.7 Indemnification. The Lenders agree to indemnify each Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

8.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

8.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrowers. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7.1(a) or Section 7.1(f) with respect to a Borrower shall have occurred and be continuing) be subject to approval by the Borrowers (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 and of Section 9.5 shall continue to inure to its benefit.

8.10 Withholding. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If any payment has been made to any Lender by the Administrative Agent without the applicable withholding Tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding Tax to any Governmental Authority, or any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

8.11 Enforcement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Borrowers, the Administrative Agent and each Lender hereby agree that:

(a) the authority to enforce powers, rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent, or as the Required Lenders may require or otherwise direct, for the benefit of all the Lenders or, in the case of the Security Documents, for the benefit of all the Secured Parties; provided, however, that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising setoff rights in accordance with, and subject to, the terms of this Agreement or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any bankruptcy or insolvency law; and

(b) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its

or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

8.12 Syndication Agent. The Syndication Agent shall not have any duties or responsibilities hereunder in its capacity as such.

SECTION 9. MISCELLANEOUS

9.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (A) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (B) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, in each case, without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 9.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders or amend, modify or waive any provision of this Section 9.1, consent to the assignment or transfer by the Borrowers of any of their rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guaranty, the U.S. Collateral Agreement, the Foreign Collateral Agreements and the Foreign Pledge Agreements, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 2.12 without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (v) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; or (vi) amend, modify or waive any provision of Section 8 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement or any other Loan Document as contemplated by the preceding paragraph, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrowers shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to Section 2.17(b) so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.

Notwithstanding the foregoing, the Borrowers, the Administrative Agent and each Incremental Term Loan Lender may, in accordance with the provisions of Section 2.18, enter into one or more Joinder Agreements, provided that after the execution and delivery by the Borrowers, the Administrative Agent and each such Incremental Term Loan Lender of each such Joinder Agreement, each such Joinder Agreement may thereafter only be modified in accordance with the above requirements of this Section 9.1.

Further, notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders; provided that (i) the weighted average life to maturity of any such additional credit facilities shall be no shorter than the weighted average life to maturity of the then outstanding Loans and (ii) the applicable maturity date of each such additional credit facility shall be no shorter than the final maturity of the then outstanding Loans.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrowers and the Lenders providing the relevant Replacement Loans (as defined below) to permit the refinancing, replacement or modification of all outstanding Loans (“Replaced Loans”) with a replacement term loan tranche hereunder (“Replacement Loans”), provided that (a) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Replaced Loans, (b) the Applicable Margin for such Replacement Loans shall not be higher than the Applicable Margin for such Replaced Loans, (c) the weighted average life to maturity of such Replacement Loans shall not be shorter than the weighted average life to maturity of such Replaced Loans at the time of such refinancing and (d) the maturity date of such Replacement Loans shall be no shorter than the final maturity of the then outstanding Loans.

9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrowers and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrowers:	AVG Technologies N.V.
Claude Debussylaan 46 1082 MD Amsterdam The Netherlands
Attention: The Management Board
Telecopy: +31205226211
Telephone: +31205226210

with a copy via email to:

Email: John.little@avg.com
Email: J.dehaas@pesa.nl

Administrative Agent:	JPMorgan Chase Bank, N.A.
1111 Fannin Street, Floor 10 Houston, Texas 77002-6925 U.S.A.
Attention: Maryann T. Bui
Telecopy: (713) 750-2878
Telephone: (713) 750-7932
Email: maryann.t.bui@jpmchase.com

with a copy to:

JPMorgan Chase Bank, N.A.
1111 Fannin Street, Floor 10 Houston, Texas 77002-6925 U.S.A.
Attention: Talitha L. Humes
Telecopy: (713) 750-2878
Telephone: (713) 427-6190
Email: talitha.l.humes@jpmchase.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Section 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof (provided that Section 9.15 shall terminate one year after the termination of this Agreement).

9.5 Payment of Expenses and Taxes. Each Borrower agrees (a) to pay or reimburse the Administrative Agent for all its costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrowers prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, partners, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, litigations, investigations, proceedings, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document, regardless of whether such actions, judgments, suits, claims, litigations, investigations or proceedings are brought by a Borrower, any Affiliate thereof, an Indemnitee or any other Person and whether any Indemnitee is a party thereto and whether the Transaction is consummated (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that no Borrower shall have any obligation hereunder to an Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from the gross negligence, fraud, bad faith or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, each Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, actions, judgments, suits, investigations, proceedings, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 9.5 shall be payable not later than ten Business Days after written demand therefor. Statements payable by the Borrowers pursuant to this Section 9.5 shall be submitted to the chief financial officer of AVG Technologies or, at any time after the Borrowers’ Consolidation pursuant to and in accordance with the Permitted Restructuring, the Surviving Borrower, at the address of the Borrowers set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrowers in a written notice to the Administrative Agent. The agreements in this Section 9.5 shall survive repayment of the Loans and all other amounts payable hereunder.

9.6 Successors and Assigns; Assignments and Participations. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) Assignments to Assignees Generally. (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to a Lender, an affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless the Administrative Agent otherwise consents, provided that such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about a Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (x) a Lender, (y) an affiliate of a Lender or (z) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in the applicable Assignment and Assumption, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Assignments to Sponsor Assignees. (i) Subject to the conditions set forth in paragraph (c)(ii) below, any Lender may assign to the Sponsor or any of its Affiliates (other than the Borrowers and their Subsidiaries) (each, a “Sponsor Assignee”) all or a portion of its rights and obligations under the Term Facility and/or under the Incremental Term Facility (including all or a portion of its Term Commitments and/or Incremental Term Loan Commitments and the Term Loans and/or the Incremental Term Loans at the time owing to it) with the prior written consent of the Administrative Agent.

(ii) Assignments to Sponsor Assignees shall be subject to the following additional conditions:

(A) no Default or Event of Default shall have occurred and be continuing or would result from such an assignment to a Sponsor Assignee;

(B) in connection with each assignment to a Sponsor Assignee, such Sponsor Assignee represents and warrants, as of the date of such assignment and as of the effective date thereof, to the Administrative Agent and each Lender that it is not in possession of any information with respect to any Loan Party or any of the Obligations that (1) has not been disclosed by or on behalf of the Loan Parties either (x) publicly, (y) to Lenders generally or (z) otherwise been posted to that portion of one or more Internet sites (including an IntraLinks or SyndTrak workspace) created for purposes of the Loans that has been designated for “private-side” Lenders and (2) could reasonably be expected to have a material positive effect on the market price of the Term Loans and/or the Incremental Term Loans, as applicable, or otherwise be material for purposes of United States federal and state or foreign securities laws;

(C) no Sponsor Assignee will receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in telephone conferences or meetings attended solely by Lenders and the Administrative Agent, other than the right to receive notices of borrowings, notices of prepayments and other administrative notices in respect of its Term Loans, Term Commitments, Incremental Term Loans and/or Incremental Term Loan Commitments, as applicable, required to be delivered to Term Lenders and/or Incremental Term Loan Lenders pursuant to Section 2;

(D) for purposes of any amendment, waiver or modification of any Loan Document (including such modifications pursuant to Section 9.1), or any plan of reorganization pursuant to Title 11 of the United States Code or any analogous law of any other applicable jurisdiction, that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Sponsor Assignee disproportionately in any material respect as compared to other Lenders, Sponsor Assignees will be deemed to have voted in the same proportion as Lenders that are not Sponsor Assignees voting on such matter; and each Sponsor Assignee hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to Title 11 of the United States Code or any analogous law of any other applicable jurisdiction) is not deemed to have been so voted, then such vote will be (1) deemed not to be in good faith and (2) “designated” pursuant to Section 1126(e) of Title 11 of the United States Code or any analogous law of any other applicable jurisdiction such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of Title 11 of the United States Code or any analogous law of any other applicable jurisdiction;

(E) the aggregate principal amount of Term Loans and Incremental Term Loans purchased by assignment pursuant to this Section 9.6(c) and held at any one time by all Sponsor Assignees may not exceed 10% of the aggregate principal amount of all Term Loans and Incremental Term Loans then outstanding;

(F) notwithstanding anything in Section 9.1 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (1) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (2) otherwise acted on any matter related to any Loan Document or (3) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans, Term Commitments, Incremental Term Loans and Incremental Term Loan Commitments held by any Sponsor Assignees shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders have taken any actions; and

(G) each assignment to a Sponsor Assignee shall also be subject to the conditions set forth in Section 9.6(b)(ii) and shall become effective in accordance with the provisions of Sections 9.6(b)(iii) (provided, however, that the rights of Sponsor Assignees in their capacity as Lenders shall be subject to the limitations set forth in this Section 9.6(c)(ii)), 9.6(b)(iv) and 9.6(b)(v).

(d) (i) Any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 9.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7(b) as though it were a Lender; provided that such Participant shall be subject to Section 9.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. Any Participant shall not be entitled to the benefits of Section 2.14 unless such Participant complies with Section 2.14(f) as if it were a Lender.

(iii) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document), except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive in the absence of manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(f) Each Borrower agrees to issue Notes to any Lender requiring Notes upon request by such Lender.

9.7 Adjustments; Set-off. (a) Except to the extent that this Agreement, any other Loan Document or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 9.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrowers (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrowers. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

9.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (including, without limitation, “.pdf” format) shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent.

9.9 Severability; Independence of Covenants. (a) Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(b) All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

9.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.12 Submission to Jurisdiction; Waivers. (a) Subject to clause (a)(vi) below and, with respect to each Czech Loan Party only, clause (c) below, each Borrower hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action, suit, proceeding or claim relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(ii) consents that any such action, suit, proceeding or claim may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action, suit, proceeding or claim in any such court or that such action, suit, proceeding or claim was brought in an inconvenient court and agrees not to plead or claim the same;

(iii) agrees that service of process in any such action, suit, proceeding or claim may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Borrower, as the case may be at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction;

(v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action, suit, proceeding or claim referred to in this Section any special, exemplary, punitive or consequential damages; and

(vi) agrees that the Administrative Agent and the other Secured Parties retain the right to serve process in any other manner permitted by law or to bring proceedings against each Borrower in the courts of any other jurisdiction.

(b) Each Borrower hereby irrevocably designates and appoints AVG Technologies USA, Inc. (the “Process Agent”), with an office at AVG Technologies USA, Inc., 1 Executive Drive, 3rd Floor, Chelmsford, MA 01824, Attn: Legal Counsel, as its agent for service of process in any matter related to this Agreement or the other Loan Documents and shall provide written evidence of acceptance of such appointment by such agent on or before the Closing Date. Each Borrower hereby agrees that service of any process, summons, notice or document by U.S. registered mail addressed to the Process Agent, with written notice of said service to such Borrower at its address set forth in Section 9.2, shall be effective service of process for any such action, suit, proceeding or claim. Each Borrower hereby further agrees to take any and all action, including, without limitation, execution and filing of any and all such documents and instruments as may be necessary to continue the designation and appointment of the Process Agent for a period of eight years from the Closing Date.

(c) All disputes arising from the Loan Documents or in connection with the Loan Documents between a Czech Loan Party and any other party or parties to this Agreement or any other Loan Document shall be finally decided by the Arbitration Court attached to the Economic Chamber of the Czech Republic and the Agricultural Chamber of the Czech Republic (the “Arbitration Court”) by three arbitrators in accordance with the Rules of that Arbitration Court.

9.13 Acknowledgements. Each Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to such Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and such Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among such Borrower and the Lenders.

9.14 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.1) to take any action requested by the Borrowers having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 9.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans and the other obligations under the Loan Documents (other than obligations under or in respect of Swap Agreements) shall have been paid in full and the Commitments have been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

(c) No Swap Agreement will create (or be deemed to create) in favor of any Lender or any affiliate thereof (including any Person who is a Lender (and any affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into such Swap Agreement, ceases to be a Lender, as the case may be) party thereto any rights in connection with the management or release of any

Collateral or of the obligations of any Guarantor under the Loan Documents. By accepting the benefits of the Collateral, such Lender or affiliate thereof shall be deemed to have appointed the Administrative Agent as its agent and agreed to be bound by the Loan Documents as a Secured Party, subject to the limitations set forth in this Section 9.14(c).

9.15 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning a Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by a Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrowers and their respective Affiliates and their related parties or their respective securities. Accordingly, each Lender has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

9.16 WAIVERS OF JURY TRIAL. EACH BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.17 Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

9.18 Obligations Absolute. To the fullest extent permitted by applicable Requirements of Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(c) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(d) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(e) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

9.19 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.19 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

9.20 Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.21 Patriot Act Notice and Customer Verification. Each Lender subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notify each Borrower that, pursuant to the “know your customer” regulations and the requirements of the Patriot Act, they are required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number (and other identifying information in the event this information is insufficient to complete verification) that will allow such Lender or the Administrative Agent, as applicable, to verify the identity of each Loan Party. This information must be delivered to the Lenders and the Administrative Agent no later than ten days prior to the Closing Date and thereafter promptly upon request. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lenders and the Administrative Agent.

9.22 No Fiduciary Duty. Each Agent, each Lender and their affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. Each Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Borrower, its stockholders or its affiliates, on the other. Each Borrower acknowledges and agrees that (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (b) in connection therewith and with the process leading thereto, (i) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (ii) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person. Each Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Borrower, in connection with such transaction or the process leading thereto.

9.23 Judgment Currency. In respect of any judgment or order given or made for any amount due under this Agreement or any other Loan Document that is expressed and paid in a currency (the “judgment currency”) other than Dollars, the Loan Parties shall indemnify the Administrative Agent and each Lender against any loss incurred by them as a result of any variation as between (a) the rate of exchange at which the Dollar amount is converted into the judgment currency for the purpose of such judgment or order and (b) the rate of exchange, as quoted by the Administrative Agent or by a known dealer in the judgment currency that is designated by the Administrative Agent, at which the Administrative Agent or such Lender is able to purchase Dollars with the amount of the judgment currency actually received by the Administrative Agent or such Lender. The foregoing indemnity shall constitute a separate and independent obligation of the Loan Parties and shall survive any termination of this Agreement and the other Loan Documents, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into Dollars.

9.24 Borrowers’ Right to Cure. (a) Equity Contribution. If AVG Technologies (or the Surviving Borrower, if applicable) fails to comply with the requirements of Section 6.1(a) or 6.1(b) as of the last day of any fiscal quarter or fiscal year, then, until the expiration of the 10th day after the date the Compliance Certificate is required to be delivered pursuant to Section 5.2(b), with respect to such fiscal quarter or fiscal year, each Borrower shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to its capital (collectively, the “Cure Right” and such cash amount, the “Cure Amount”). Upon receipt of the Cure Amount by a Borrower and its exercise of the Cure Right in accordance with the terms of this Section 9.24, the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio shall be recalculated giving effect to the following pro forma adjustments:

(i) Consolidated EBITDA shall be increased with respect to such applicable fiscal quarter and any Reference Period that includes such fiscal quarter, solely for the purpose of determining whether an Event of Default has occurred under Section 7.1(c) as a result of a breach of Section 6.1(a) or 6.1(b) and not for any other purpose under this Agreement or any other Loan Document, by an amount equal to the Cure Amount; and

(ii) any prepayment of Indebtedness with the Cure Amount shall be disregarded for purposes of determining whether an Event of Default has occurred under Section 7.1(c) as a result of a breach of Section 6.1(a) or 6.1(b).

(b) Effect of Cure Right. If, after giving effect to the recalculations set forth in clause (a) above, AVG Technologies (or the Surviving Borrower, if applicable) shall then be in compliance with the requirements of Sections 6.1(a) and 6.1(b), AVG Technologies (or the Surviving Borrower, if applicable) shall be deemed to have satisfied the requirements of Sections 6.1(a) and 6.1(b) as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.1(a) or 6.1(b) that had occurred shall be deemed cured for purposes of this Agreement.

(c) Limitation on Exercise of Cure Right. Notwithstanding anything herein to the contrary, (i) in each four-fiscal-quarter period there shall be no more than two fiscal quarters during which the Cure Right is exercised, (ii) no more than four exercises of the Cure Right in the aggregate shall be permitted during the term of this Agreement, (iii) the Cure Amount shall be no greater than the amount required for purposes of complying with Sections 6.1(a) and 6.1(b) for the fiscal quarter in respect of which the Cure Right is exercised and (iv) all Cure Amounts and the use of proceeds therefrom shall be disregarded for purposes of determining any baskets, the Available Amount, and any pro forma tests for which the Consolidated Leverage Ratio or Consolidated Interest Coverage Ratio is to be calculated.

9.25 Parallel Debt. (a) Each Borrower irrevocably and unconditionally undertakes to pay to the Administrative Agent amounts equal to, and in the currency or currencies of, its Corresponding Debt.

(b) The Parallel Debt of each Borrower (i) shall become due and payable at the same time as its Corresponding Debt and (ii) is independent and separate from, and without prejudice to, its Corresponding Debt.

(c) For purposes of this Section 9.25, the Administrative Agent (i) is the independent and separate creditor of each Parallel Debt, (ii) acts in its own name and not as agent, representative or trustee of the Lenders and its claims in respect of each Parallel Debt shall not be held on trust and (iii) shall have the independent and separate right to demand payment of each Parallel Debt in its own name (including, without limitation, through any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in any kind of insolvency proceeding).

(d) The Parallel Debt of a Borrower shall be (i) decreased to the extent that its Corresponding Debt has been irrevocably and unconditionally paid or discharged and (ii) increased to the extent to that its Corresponding Debt has increased, and the Corresponding Debt of a Borrower shall be (A) decreased to the extent that its Parallel Debt has been irrevocably and unconditionally paid or discharged and (B) increased to the extent that its Parallel Debt has increased; provided that, in each case, the Parallel Debt of a Borrower shall never exceed its Corresponding Debt.

(e) All amounts received or recovered by the Administrative Agent in connection with this Section 9.25, to the extent permitted by applicable law, shall be applied in accordance with Section 7.2.

(f) This Section 9.25 applies for the purpose of determining the secured obligations in any Security Document governed by Dutch law.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

AVG HOLDING COÖPERATIEF U.A.

By:	/s/ G.Y. Rolobes
Name: G.Y. Rolobes
Title: Manager Regal of Private Equity Services (Amsterdam) B.V.

AVG TECHNOLOGIES N.V.

By:	/s/ John Little
Name: John Little
Title: Managing Director

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Carlos Vasquez
Name: Carlos Vasquez
Title: Executive Director

MORGAN STANLEY SENIOR FUNDING, INC., as Syndication Agent

By:	/s/ Andrew Earls
Name: Andrew Earls
Title: Authorized Signatory

Credit Agreement

Schedule 1.1A

Term Commitments

Lender	Term Commitment	Pro Rata Share
JPMorgan Chase Bank, N.A.	$235,000,000	100%
TOTAL:	$235,000,000	100%

Schedule 1.1A-1

Schedule 1.1B

Mandatory Costs

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter), the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its written notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a sterling Loan:

AB + C (B – D) + E x 0.01	per cent. per annum
100 – (A + C)

(b)	in relation to a Loan in any currency other than sterling:

E x 0.01	per cent. per annum.
300

Where:

A is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B is the percentage rate of interest (excluding the Applicable Margin and the Mandatory Cost and any additional rate of interest specified in Section 2.9(c)) payable for the relevant Interest Period on the Loan.

C is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the Fee Tariffs applicable to the Administrative Agent in its capacity as a Lender for that financial year and expressed in pounds per £1,000,000 of the Tariff Base of the Administrative Agent in its capacity as a Lender.

Schedule 1.1B-1

5.	For the purposes of this Schedule:

(a) “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b) “Facility Office” means (i) in respect of any Lender, the office or offices notified by such Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement or (ii) in respect of any Agent or any Secured Party (other than any Lender), the office in the jurisdiction in which it is resident for tax purposes.

(c) “Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d) “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(e) “Financial Services Authority” means the Financial Services Authority in the United Kingdom;

(f) “Mandatory Cost” means the percentage rate per annum calculated by the Administrative Agent in accordance with the formula set forth above;

(g) “Participating Member State” means any member state of the EMU that adopts or has adopted the euro as its lawful currency in accordance with legislation of the EMU relating to Economic and Monetary Union; and

(h) “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a) the jurisdiction of its Facility Office; and

(b) any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

Schedule 1.1B-2

8.	The percentages of each Lender for the purpose of A and C above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraph 7 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

9.	The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3 and 7 above is true and correct in all respects.

10.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3 and 7 above.

11.	Any determination by the Administrative Agent pursuant to this Schedule 1.1B in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

12.	The Administrative Agent may from time to time, after consultation with the Borrowers and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule 1.1B in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

Schedule 1.1B-3